Exhibit 10.1

Execution Version

SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of September 8, 2023

among

MALLINCKRODT PLC,
as the Parent, a Debtor and a Debtor-in-Possession,

MALLINCKRODT INTERNATIONAL FINANCE S.A.,
as Lux Borrower, a Debtor and a Debtor-in-Possession,

MALLINCKRODT CB LLC,
as Co-Borrower, a Debtor and a Debtor-in-Possession,

THE LENDERS PARTY HERETO,

ACQUIOM AGENCY SERVICES LLC and SEAPORT LOAN PRODUCTS LLC,
as Co-Administrative Agents,

and

ACQUIOM AGENCY SERVICES LLC,
as Collateral Agent

TABLE OF CONTENTS

i

Page

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	[Reserved]
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Intercompany Subordination Terms
Exhibit G	Approved Budget

Schedule 1.01(A)	Agreed Guarantee and Security Principles
Schedule 1.01(B)	Certain Excluded Equity Interests
Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.05	Financial Statements
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.16	Environmental Matters
Schedule 3.20	Insurance
Schedule 3.21	Intellectual Property
Schedule 5.12	Post-Closing Items
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

v

SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of September 8, 2023 (this “Agreement”), among MALLINCKRODT PLC, a public limited company incorporated under the laws of Ireland with registered number 522227 and a debtor and debtor-in-possession (the “Parent”), MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg, and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 172.865 and a debtor and debtor-in-possession (the “Lux Borrower”), Mallinckrodt CB LLC, a Delaware limited liability company and a debtor and debtor-in-possession (the “Co-Borrower”), the LENDERS party hereto from time to time, ACQUIOM AGENCY SERVICES LLC (“Acquiom”) and SEAPORT LOAN PRODUCTS LLC (“Seaport”) as co-administrative agents (in such capacities, together with their successors and permitted assigns in such capacities, each a “Co-Administrative Agent” and together, the “Administrative Agent”) for the Lenders, and ACQUIOM AGENCY SERVICES LLC , as collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”) for the Lenders.

WHEREAS, on August 28, 2023, (the “Petition Date”) Parent, the Borrowers and certain other Subsidiary Loan Parties (together with any of their Subsidiaries and Affiliates that are or become debtors under the Chapter 11 Cases, collectively, the “Debtors”, and each individually, a “Debtor”) voluntarily commenced Chapter 11 Cases, jointly administered under Chapter 11 Case No. 23-11258 (JTD) (collectively, the “Chapter 11 Cases” and each individually a “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Lenders (or certain Affiliates or Related Funds thereof) provided financing to the Borrowers pursuant to (i) that Credit Agreement, dated as of June 16, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, including by that certain First Amendment, dated as of June 30, 2023, the “Pre-Petition Credit Agreement”), among Parent, the Lux Borrower, the Co-Borrower, Acquiom and Seaport as co-administrative agents (the “Pre-Petition Administrative Agent”), Deutsche Bank AG New York Branch, as collateral agent (the “Pre-Petition Term Loan Collateral Agent”, and together with the Pre-Petition Administrative Agent, the “Pre-Petition Agents”), the lenders party thereto from time to time (the “Pre-Petition Lenders”) and the other parties thereto, (ii) that certain Indenture, dated as of April 7, 2020 (as amended, supplemented or otherwise modified from time to time, the “Existing 2025 Notes Indenture”), among the Lux Borrower, as issuer (the “Existing 2025 Notes Issuer”), the Co-Borrower, as US co-issuer (the “Existing 2025 Notes US Co-Issuer” and together with the Existing 2025 Notes Issuer, the “Existing 2025 Notes Issuers”), the guarantors party thereto from time to time, Deutsche Bank AG New York Branch, as collateral agent (the “Existing 2025 Notes Collateral Agent”), and Wilmington Savings Fund Society, FSB, as first lien trustee (the “Existing 2025 Notes Trustee”), and the 10.000% First Lien Senior Secured Notes due 2025 issued by the Existing 2025 Notes Issuers pursuant thereto (the “Existing 2025 Notes”), and/or (iii) that certain Indenture, dated as of June 16, 2022 (as amended, supplemented or otherwise modified from time to time, the “Existing 2028 Notes Indenture”), among the Lux Borrower, as issuer (the “Existing 2028 Notes Issuer”), the Co-Borrower, as US co-issuer (the “Existing 2028 Notes US Co-Issuer” and together with the Existing 2028 Notes Issuer, the “Existing 2028 Notes Issuers”), the guarantors party thereto from time to time, Deutsche Bank AG New York Branch, as collateral agent (the “Existing 2028 Notes Collateral Agent” and, together with the Pre-Petition Term Loan Collateral Agent and the Existing 2025 Notes Collateral Agent, the “Pre-Petition Collateral Agent”), and Wilmington Savings Fund Society, FSB, as first lien trustee (the “Existing 2028 Notes Trustee”), and the 11.500% First Lien Senior Secured Notes due 2028 issued by the Existing 2028 Notes Issuers pursuant thereto (the “Existing 2028 Notes”);

WHEREAS, on the Petition Date, (w) the outstanding principal balance of the 2017 Replacement Term Loans (as defined in the Pre-Petition Credit Agreement (the “Existing 2017 Replacement Term Loans”)) under the Pre-Petition Credit Agreement was approximately $1,356,733,583, (x) the outstanding principal balance of the 2018 Replacement Term Loans (as defined in the Pre-Petition Credit Agreement (the “Existing 2018 Replacement Term Loans” and, together with the Existing 2017 Replacement Term Loans, the “Existing Term Loans”)) under the Pre-Petition Credit Agreement was approximately $360,140,603, (y) the aggregate principal amount of Existing 2025 Notes issued pursuant to the Existing 2025 Notes Indenture was approximately $495,032,000 and (z) the aggregate principal amount of Existing 2028 Notes issued pursuant to the Existing 2028 Notes Indenture was approximately $650,000,000;

WHEREAS, the Borrowers have requested, and, upon the terms and subject to the conditions set forth in this Agreement, the Lenders have agreed to make available to the Borrowers, a superpriority senior secured debtor-in-possession credit facility in an aggregate principal amount of $250,000,000 (the “DIP Facility” and the loans made thereunder, the “DIP Loans”), subject to certain conditions, pursuant to the DIP Order, to fund the general corporate purposes and working capital requirements of the Borrowers during the pendency of the Chapter 11 Cases, solely pursuant to and in accordance with the Approved Budget (subject to Permitted Variances);

WHEREAS, subject to the terms of this Agreement, the other Loan Documents and the DIP Order, Parent, the Borrowers and the other Subsidiary Loan Parties have agreed to secure all of their Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a first priority priming security interest in and lien upon substantially all of their property, whether now existing or acquired after the date hereof, subject to exceptions specified herein or in the other Loan Documents;

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

Article I

Definitions

Section 1.01      Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day, (c) Adjusted Term SOFR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, and (d) 2.00%. Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan.

“ABR Term Loan” shall mean any DIP Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acquiom” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Actual Cash Receipts” shall mean the Debtors’ actual cash receipts on a line-by-line and aggregate basis during the applicable Variance Testing Period.

“Actual Disbursement Amounts” shall mean the actual disbursements, excluding (a) Actual Restructuring Related Amounts and (b) Actual Receivables Facility Amounts, made by the Debtors on a line-by-line and aggregate basis during the applicable Variance Testing Period.

“Actual Net Cash Flows” shall mean the Debtors’ net cash flow during the applicable Variance Testing Period, calculated by subtracting Actual Disbursement Amounts from Actual Cash Receipts.

“Actual Receivables Facility Amounts” shall mean the Debtors’ disbursements (including, without limitation, intercompany disbursements) related to any repayment of a Qualified Receivables Facility during the applicable Variance Testing Period.

“Actual Restructuring Related Amounts” shall mean the Debtors’ disbursements in respect of restructuring professional fees (including, without limitation, amounts paid to Committee Professionals, payments made to the pre-petition secured parties on account of professional fees pursuant to the DIP Order, and professional fee payments to other creditors or creditor groups) during the applicable Variance Testing Period.

“Ad Hoc 2025 Noteholder Group” means that certain ad hoc group of holders of Existing 2025 Notes represented by, among others, Davis Polk & Wardwell LLP.

“Ad Hoc Crossover Group” means that certain ad hoc group of certain Existing Term Loans, Existing 2025 Notes, Existing 2028 Notes and Existing Second Lien Notes represented by, among others, Paul, Weiss, Rifkind, Wharton & Garrison LLP and advised by, among others, Perella Weinberg Partners LP.

“Ad Hoc First Lien Term Loan Group” means that certain ad hoc group of holders of certain Existing Term Loans represented by, among others, Gibson Dunn & Crutcher LLP and advised by Evercore Group, L.L.C.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor (if any), then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fee Letter” shall mean that certain Agency Fee Letter, dated as of the Closing Date, by and among, inter alia, the Lux Borrower and the Administrative Agent (as such Administrative Agent Fee Letter may be amended, supplemented or otherwise modified).

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Guarantee and Security Principles” shall mean the Agreed Guarantee and Security Principles set forth on Schedule 1.01(A).

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“Applicable Accounting Principles” shall mean, for any period, the accounting principles applied as provided in Section 1.02.

“Applicable Margin” shall mean for any day 8.00% per annum in the case of any SOFR Loan and 7.00% per annum in the case of any ABR Loan.

“Approved Budget” means the then most current budget prepared by the Borrowers and approved by the Required Lenders in accordance with Section 5.14. As of the Closing Date, the Approved Budget is attached hereto as Exhibit G.

“Approved Budget Variance Report” means a report provided by the Borrowers to the Administrative Agent showing, in each case, (i) the Actual Disbursement Amounts as of the last day of the Prior Week and the Variance Testing Period then ended; (ii) the Actual Cash Receipts as of the last day of the Prior Week and the Variance Testing Period then ended; (iii) Actual Net Cash Flows during the applicable Variance Testing Period; (iv) Actual Restructuring Related Amounts and Actual Receivables Facility Amounts during the during the applicable Variance Testing Period; (v) a comparison (whether positive or negative, in dollars and expressed as a percentage) of the aggregate and line-item Actual Cash Receipts and Actual Disbursement Amounts, and aggregate Actual Net Cash Flows, Actual Restructuring Related Amounts and Actual Receivables Facility Amounts, for the applicable Variance Testing Period to Budgeted Cash Receipts and Budgeted Disbursement Amounts, and aggregate Budgeted Net Cash Flows, Budgeting Restructuring Related Amounts and Budgeted Receivables Facility Amounts for such Variance Testing Period; and (vii) management commentary on any individual line item with positive or negative variance of 10.0% or more compared to the Approved Budget for Variance Testing Period (unless the dollar amount corresponding to such variance is less than $1,000,000, in which case no such commentary shall be required). Such reports shall be certified by a Responsible Officer of the Borrowers and shall be in the form attached as Exhibit 2 to the DIP Order or otherwise in a form satisfactory to the Required Lenders in their reasonable discretion.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Asset Sale” shall mean (x) any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person (including to a Divided LLC pursuant to a Division) of, any asset or assets of the Parent or any Subsidiary and (y) any sale of any Equity Interests by any Subsidiary to a person other than the Parent or a Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Lux Borrower (if required by Section 9.04), in the form of Exhibit A or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Lux Borrower.

“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) outstanding under any Qualified Receivables Facility.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 2.12(e).

“Backstop Premium” shall mean all fees or premiums owed to the Backstop Parties (as defined in the RSA) pursuant to the Backstop Premium Letter.

“Backstop Premium Letter” shall mean that certain Premium Letter, dated as of the Closing Date, by and among, inter alia, the Lux Borrower and the Administrative Agent (as such Backstop Premium Letter may be amended, supplemented or otherwise modified).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliate (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure, as the same may be amended from time to time, in effect and applicable to the Chapter 11 Cases.

“Benchmark” shall mean, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(b).

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (2), the Administrative Agent and the Borrowers shall use commercially reasonable efforts to satisfy the standards set forth in Treasury Regulations Section 1.1001-6 and any other applicable guidance with respect to the selection and implementation of such Benchmark Replacement and the related Benchmark Replacement Adjustment such that the selection and implementation of such Benchmark Replacement and Benchmark Replacement Adjustment will not result in a deemed exchange for U.S. federal income tax purposes of any Borrowing under this Agreement if the Borrowers determine that such deemed exchange would cause the applicable Borrower, or its direct or indirect beneficial owners, any adverse Tax consequences.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, (a) with respect to Daily Simple SOFR, 0.11448% (11.448 basis points) or (b) with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent (acting at the Direction of the Required Lenders) and the Lux Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)  a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.12(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.12.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” shall have the meaning assigned to such term in Section 9.25(b).

“Blocked Account” shall have the meaning assigned to such term in Section 5.13.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall mean each of the Lux Borrower and the Co-Borrower, and the term “Borrowers” shall mean the Lux Borrower and the Co-Borrower collectively.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(a).

“Borrowing” shall mean a group of Loans of a single Type and made on a single date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of SOFR Loans, $1,000,000 and (b) in the case of ABR Loans, $1,000,000.

“Borrowing Multiple” shall mean (a) in the case of SOFR Loans, $500,000 and (b) in the case of ABR Loans, $250,000.

“Borrowing Request” shall mean a request by the Lux Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D or another form approved by the Administrative Agent.

“Budgeted Cash Receipts” shall mean the Debtors’ projected cash receipts on a line-by-line and aggregate basis during the applicable Variance Testing Period as set forth in the Approved Budget.

“Budgeted Disbursement Amounts” shall mean the projected disbursements, excluding (a) Budgeted Restructuring Related Amounts and (b) Budgeted Receivables Facility Amounts, to be made by the Debtors on a line-by-line and aggregate basis during the applicable Variance Testing Period as set forth in the Approved Budget.

“Budgeted Net Cash Flows” shall mean the Debtors’ projected net cash flow during the applicable Variance Testing Period, calculated by subtracting Budgeted Disbursement Amounts from Budgeted Cash Receipts.

“Budgeted Receivables Facility Amounts” shall mean the Debtors’ projected disbursements (including, without limitation, intercompany disbursements) related to any repayment of a Qualified Receivables Facility as set forth in the Approved Budget.

“Budgeted Restructuring Related Amounts” shall mean the Debtors’ projected disbursements in respect of restructuring professional fees (including, without limitation, amounts paid to Committee Professionals, payments made to the pre-petition secured parties on account of professional fees pursuant to the DIP Order, and professional fee payments to other creditors or creditor groups) during the applicable Variance Testing Period as set forth in the Approved Budget.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Ireland or Luxembourg are authorized or required by law to remain closed; provided that, when used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with Applicable Accounting Principles.

“Cash Management Agreement” shall mean any agreement to provide to the Parent, a Borrower or any Subsidiary Loan Party cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Order” shall mean the Interim Order (A) Authorizing Continued Use of Existing Cash Management System, Including Maintenance of Existing Bank Accounts, Checks, and Business Forms, (B) Authorizing Continuation of Existing Deposit Practices, (C) Waiving Certain U.S. Trustee Guidelines, (D) Authorizing Continuation of Intercompany Transactions, and (E) Granting Superpriority Status to Postpetition Intercompany Claims [Docket No. 161] (and all exhibits and schedules thereto) entered by the Bankruptcy Court in the Chapter 11 Cases on August 30, 2023, together with any extensions, modifications and amendments thereto (including the order approving the matters covered thereby on a final basis) in form and substance reasonably satisfactory to the Required Lenders (which reasonable satisfaction may be communicated by a Direction of the Required Lenders).

“Carve-Out” has the meaning assigned to such term in the DIP Order.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clause (x) and (y) be deemed to be a “Change in Law” but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.13 generally on other similarly situated borrowers.

“Change of Control” shall mean, at any time after the Closing Date, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) the Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of the Lux Borrower or the Co-Borrower (or, if the Parent is a New Parent, of any person which previously constituted a Parent and continues to exist); or (c) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by persons who (i) were not members of the Board of Directors of the Parent on the Closing Date and (ii) whose election to the Board of Directors of the Parent or whose nomination for election by the stockholders of the Parent was not approved by a majority of the members of the Board of Directors of the Parent then still in office who were either members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved. For purposes of this definition, any New Parent designated as such pursuant to Section 10.08 shall not be considered a “person” or “group” for purposes of clause (a) above; provided that (x) at the time such person became a New Parent (i) no “person” or “group” beneficially owned, directly or indirectly, more than 50% of the ordinary voting power represented by the issued and outstanding Equity Interests of such New Parent and (ii) the Board of Directors of the New Parent did not violate the requirements of immediately preceding clause (c) (with the first reference therein to “Parent” to be deemed to refer to “New Parent” and with references to the “Parent” in sub-clauses (i) and (ii) of said clause (c) to be deemed to be references to the person which was Parent immediately before the succession of the New Parent as the Parent) and (y) after any person becomes a New Parent in accordance with Section 10.08 and the preceding provisions of this sentence, all references above (except in sub-clause (c)(i) above) to the Parent shall be deemed to be references to the New Parent (as the successor Parent). For the avoidance of doubt, no portion of the Lenders (and their respective Related Funds) shall be deemed to constitute a “group” for purposes of this definition.

“Chapter 11 Cases” shall have the meaning assigned to such term in the recitals of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean September 8, 2023.

“Co-Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Co-Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include all other property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Lenders pursuant to any Security Document; provided that notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, in no case shall the Collateral include any Excluded Property.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Section 5.10 and Schedule 5.12 (which, for the avoidance of doubt, shall override the applicable clauses of this definition of “Collateral and Guarantee Requirement”)):

(a)            on the Closing Date, the Collateral Agent shall have received (i) from each Loan Party party thereto a counterpart of each Irish Security Document, (ii) from each Loan Party party thereto a counterpart of each Swiss Security Document described in clause (a) thereof, (iii) from each Loan Party party thereto a counterpart of each UK Security Document, (iv) from each Loan Party party thereto a counterpart of each Luxembourg Security Document, (v) [reserved] and (vi) from each Subsidiary Loan Party, a counterpart of the Subsidiary Guarantee Agreement, in each case duly executed and delivered on behalf of such person;

(b)            on the Closing Date, subject (where applicable) to the Agreed Guarantee and Security Principles, (i) (x) all outstanding Equity Interests of the Lux Borrower and all other outstanding Equity Interests, in each case, directly owned by the Loan Parties, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents and (ii) the Collateral Agent shall have received certificates, updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests) or other instruments (if any) representing such Equity Interests (and any notes or other instruments required to be delivered pursuant to the applicable Security Documents), together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank; provided that this clause (ii) shall be satisfied with respect to any certificates representing Equity Interests or notes, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank, if the same have been delivered to the Pre-Petition Collateral Agent;

(c)            in the case of any person that (x) becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received, subject (where applicable) to the Agreed Guarantee and Security Principles, (i) a supplement to the Subsidiary Guarantee Agreement and (ii) Security Documents, or supplements to one or more of the Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent and the Collateral Agent (in each case, acting at the Direction of the Required Lenders in their reasonable discretion), in each case, duly executed and delivered on behalf of such Subsidiary Loan Party or (y) was already a Loan Party organized outside the United States, Luxembourg, the United Kingdom, Ireland, the Netherlands or Switzerland but is required to provide more expansive security interests with respect to Collateral owned or acquired by it than that applicable to Investment Property (for one or more of the reasons described in the final paragraph of this definition), the Collateral Agent (at the time of the relevant transactions described in the penultimate paragraph of this definition or such later time as may be agreed by the Administrative Agent in its sole discretion (acting at the Direction of the Required Lenders)) shall have received Security Documents, or supplements to, or modifications of, relevant Security Documents, as applicable, in a form already specified or otherwise reasonably acceptable to the Administrative Agent and the Collateral Agent (in each case, acting at the Direction of the Required Lenders in their reasonable discretion), in each case, duly executed and delivered on behalf of such Loan Party and covering, subject to the Agreed Guarantee and Security Principles, all assets otherwise required as Collateral (without regard to the limitation contained in the penultimate paragraph of this definition that Collateral provided by such a Loan Party shall only consist of Investment Property and proceeds thereof);

(d)            after the Closing Date, subject (where applicable) to the Agreed Guarantee and Security Principles, (x) all outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date and (y) all Equity Interests directly acquired by a Loan Party after the Closing Date, other than Excluded Securities, shall have been pledged pursuant to the Security Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e)            except as otherwise contemplated by this Agreement or any Security Document, and subject (where applicable) to the Agreed Guarantee and Security Principles, all documents and instruments and all other actions reasonably requested by the Collateral Agent (which reasonable request may be communicated by a Direction of the Required Lenders) (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f)             on the Closing Date, evidence of the insurance required by the terms of Section 5.02 hereof shall have been delivered to the Administrative Agent; and

(g)            after the Closing Date, the Collateral Agent shall have received, subject (where applicable) to the Agreed Guarantee and Security Principles, (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Security Documents, and (ii) upon reasonable request by the Collateral Agent (which request may be communicated by a Direction of the Required Lenders), evidence of compliance with any other requirements of Section 5.10.

Notwithstanding the foregoing or anything else in any Loan Document to the contrary, no Guarantor shall be required to execute or deliver local law pledge or security agreements (in jurisdictions other than such Guarantor’s jurisdiction of organization), or take actions to perfect such security interests in such other local law jurisdictions, in each case, with respect to the Equity Interests of any of its subsidiaries which is not a Borrower or a Guarantor, unless the Fair Market Value of the Equity Interests of such subsidiary equals or exceeds $15,000,000.

“Commitments” shall mean, with respect to any Lender, such Lender’s commitment to make DIP Loans, as set forth on Schedule 2.01.

“Committee” shall mean any official committee of unsecured creditors that has been appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

“Committee Professionals” shall mean by persons or firms retained by the Committee pursuant to section 328 or 1103 of the Bankruptcy Code.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.13, 2.14, 2.15 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of the Lux Borrower (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender and provided that the designating Lender provides such information as the Lux Borrower reasonably requests in order for the Lux Borrower to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as (x) the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and (y) the Administrative Agent determines is administratively feasible).

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Parent and the Subsidiaries, determined on a consolidated basis in accordance with Applicable Accounting Principles, as set forth on the consolidated balance sheet of the Parent as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Parent have been delivered (or were required to be delivered) pursuant to Section 5.04(a) or 5.04(b), as applicable (or, if prior to any such delivery, the Test Period ending June 30, 2023). Consolidated Total Assets shall be determined on a pro forma basis.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” shall have meanings analogous thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor

“Covered Entity” shall have the meaning assigned to such term in Section 9.25(b).

“Covered Party” shall have the meaning assigned to such term in Section 9.25(a).

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“DDA” shall mean any checking or other demand deposit account, in each case (i) maintained by any Loan Parties at a depositary bank in the United States or (ii) so long as Citibank, N.A. and the Parent, a Borrower or any Subsidiary Loan Party are party to a Cash Management Agreement, maintained by any Loan Party that is a Foreign Subsidiary at Citibank, N.A. (or a branch or Affiliate thereof) in (A) Ireland, (B) Luxembourg or (C) the United States.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership, rescue process or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect. Without limiting the foregoing, in respect of the Lux Borrower and any other Lux Loan Party, Debtor Relief Laws shall also include a Luxembourg Insolvency Event.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” shall have the meaning assigned to such term in Section 9.25(b).

“DIP Facility” shall have the meaning assigned to such term in the recitals of this Agreement.

“DIP Loans” shall have the meaning assigned to such term in the recitals of this Agreement.

“DIP Order” shall mean the Interim Order, and upon its entry, the Final Order.

“Direction of the Required Lenders” means a written direction or instruction from Lenders constituting the Required Lenders which may be in the form of an email or other form of written communication and which may come from any Specified Lender Advisor delivered in accordance with Section 9.01. Each Lender and Specified Lender Advisor hereby acknowledges and agrees that any such email or other communication from a Specified Lender Advisor shall be conclusively presumed to have been authorized by a written direction or instruction from the Required Lenders and such Specified Lender Advisor shall be conclusively presumed to have acted on behalf of and at the written direction or instruction from the Required Lenders (and the Agents and Loan Parties shall be entitled to rely on such presumption). For the avoidance of doubt, with respect to each reference herein to (i) documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Required Lenders, such determination may be communicated by a Direction of the Required Lenders as contemplated above and/or (ii) any matter requiring the consent or approval of, or a determination by, the Required Lenders, such consent, approval or determination may be communicated by a Direction of the Required Lenders as contemplated above. The Agents and Loan Parties shall be entitled to rely upon, and shall not incur any liability for relying upon, any purported Direction of the Required Lenders, and the Agents and Loan Parties shall not have any responsibility to independently determine whether such direction has in fact been authorized by the Required Lenders.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable (provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Divided LLC” shall mean any Delaware LLC which has been formed as a consequence of a Division (excluding any dividing Delaware LLC that survives a Division).

“Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“DOJ Settlement” shall mean the Federal/State Acthar Settlement (as defined in the Existing Plan of Reorganization), as memorialized in the Federal/State Acthar Settlement Agreements (as defined in the Existing Plan of Reorganization), as amended, supplemented or otherwise modified from time to time.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the applicable date of determination) for the purchase of Dollars with such currency.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Dutch Net Asset Threshold” shall mean $150,000; provided that, for purposes of determining compliance with this definition, the amount of any asset or liability denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect on the Closing Date.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Parent, a Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (e) the incurrence by the Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Parent, a Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent, a Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of the Parent, a Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Erroneous Payment” shall have the meaning assigned to such term in Section 8.16(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.16(d)(i).

“Erroneous Payment Impacted Loan” has the meaning assigned to it in Section 8.16(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.16(d)(i).

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to such term in Section 8.16(e).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro,” “EUR” or “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean deposit accounts that are (a) exclusively used for making payroll and withholding tax payments related thereto and other employee wage, benefit, severance and compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k), and other retirement plans and employee benefits), (b) zero-balance accounts or accounts that are swept daily or on each Business Day, directly or indirectly, to a DDA that is a Blocked Account, (c) escrow accounts and fiduciary or trust accounts established exclusively for holding funds for the benefit of third parties that are not Affiliates of any Borrower pursuant to transactions permitted by this Agreement and (d) deposit accounts that constitute Excluded Property.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall mean, after giving effect to the DIP Order, each of the following: (i) [reserved]; (ii) [reserved]; (iii) [reserved]; (iv) any property constituting Excluded Securities under clause (c) or clause (d) of the definition thereof; (v) leases, licenses, instruments and other agreements to the extent, and so long as, the pledge thereof as Collateral would violate the terms thereof, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code (including the Uniform Commercial Code as in effect in the State of New York), the Bankruptcy Code or any other Requirement of Law; (vi) other assets to the extent the pledge thereof is prohibited by applicable Requirement of Law or contractual obligation, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code (including the Uniform Commercial Code as in effect in the State of New York), Bankruptcy Code or any other Requirement of Law, or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (which such consent, approval, license or authorization has not been received); (vii) [reserved]; (viii) those assets as to which the Administrative Agent shall reasonably determine (acting at the Direction of the Required Lenders in their reasonable discretion) that the costs or other adverse consequences of obtaining such security interest are likely to be excessive in relation to the value of the security to be afforded thereby; (ix) “intent-to-use” trademark applications, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable federal law; and (x) assets securing any Qualified Receivables Facility in compliance with Section 6.02(z). In addition, in no event shall (1) control agreements or control, lockbox or similar agreements or arrangements be required with respect to deposit or securities accounts, except as expressly provided in the DIP Order or Section 5.13, (2) landlord, mortgagee and bailee waivers be required or (3) notices be sent to account debtors or other contractual third parties, except in accordance with the Agreed Guarantee and Security Principles or in connection with a permitted exercise of remedies under the DIP Order or the relevant Security Documents. Notwithstanding anything herein to the contrary, the Collateral shall consist of all DIP Collateral (as such term is defined in the DIP Order) permitted under the DIP Order, subject to (i) the Permitted Prior Liens and (ii) the Carve-Out.

“Excluded Securities” shall mean any of the following:

(a)            any Equity Interests or Indebtedness with respect to which the Collateral Agent reasonably determines (acting at the Direction of the Required Lenders in their reasonable discretion) that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;

(b)            any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof would be prohibited by any Requirement of Law, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, the Bankruptcy Code or any other Requirement of Law;

(c)            any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent that (A) a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09 but, in the case of this clause (A), only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code (including the Uniform Commercial Code as in effect in the State of New York), the Bankruptcy Code or any other Requirement of Law, as applicable, (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party, but in the case of this clause (B), only to the extent, and for so long as, such consent right is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code (including the Uniform Commercial Code as in effect in the State of New York), the Bankruptcy Code or any other Requirement of Law, as applicable; provided that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Parent or any Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder, but only to the extent, and for so long as, such right of termination is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code (including the Uniform Commercial Code as in effect in the State of New York), the Bankruptcy Code or any other Requirement of Law; provided that, to the extent that any Subsidiary was, at the Closing Date or at any time following the Closing Date, a Wholly Owned Subsidiary and subsequently ceased to be a Wholly Owned Subsidiary, the Equity Interests of such Subsidiary shall not constitute Excluded Securities pursuant to this clause (c) if such Subsidiary ceased to be a Wholly Owned Subsidiary as a result of (A) a transfer or issuance of any of its Equity Interests to any Affiliate or Related Party of any Borrower, (B) any transaction that was not a legitimate business transaction with third parties and was not undertaken for applicable legal or tax efficiency considerations or (C) any transaction with a primary purpose to evade the requirement of such Equity Interests constituting Collateral under this Agreement;

(d)            any Equity Interests of any Receivables Entity; and

(e)            any Equity Interests constituting Excluded Property.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income (however denominated, and including, for the avoidance of doubt, franchise Taxes and similar Taxes imposed on it in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, being engaged in a trade or business in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) any branch profits taxes or similar taxes imposed by any jurisdiction in which any of the Borrowers is located or carries on a trade or business, (iii) Taxes that are Other Connection Taxes, (iv) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.17(b) or 2.17(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.15, (v) any withholding tax imposed under the laws of Luxembourg, on any payment by or on account of any obligation of any Loan Party hereunder that is required to be imposed on amounts payable to a Lender, including, without limitation, any withholding Tax imposed under the Luxembourg law of 23 December 2005, as amended, introducing in Luxembourg a 20% withholding tax as regards Luxembourg resident individuals, (vi) any Tax that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.15(d) or Section 2.15(e) or (vii) any Tax imposed under FATCA.

“Existing 2017 Replacement Term Loans” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2018 Replacement Term Loans” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2025 Note Documents” shall mean the “Note Documents” as defined in the Existing 2025 Notes Indenture.

“Existing 2025 Note Holders” shall mean the holders of the Existing 2025 Notes.

“Existing 2025 Notes” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2025 Notes Collateral Agent” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2025 Notes Indenture” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2025 Notes Issuer” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2025 Notes Issuers” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2025 Notes Trustee” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2025 Notes US Co-Issuer” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2028 Note Documents” shall mean the “Note Documents” as defined in the Existing 2028 Notes Indenture.

“Existing 2028 Note Holders” shall mean the holders of the Existing 2028 Notes.

“Existing 2028 Notes” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2028 Notes Collateral Agent” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2028 Notes Indenture” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2028 Notes Issuer” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2028 Notes Issuers” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2028 Notes Trustee” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing 2028 Notes US Co-Issuer” shall have the meaning assigned to such term in the recitals of this Agreement.

“Existing A/R Facility” shall mean the facility established by (i) the ABL Credit Agreement, dated as of June 16, 2022 (as amended, supplemented or otherwise modified prior to the date hereof), among ST US AR Finance LLC, as borrower (the “Existing A/R Receivables Entity”), the lenders and L/C issuers from time to time party thereto and Barclays Bank plc, as agent, (ii) the Purchase and Sale Agreement, dated as of June 16, 2022 (as amended, supplemented or otherwise modified prior to the date hereof), among the Existing A/R Receivables Entity, as buyer, MEH, Inc., as servicer, and certain subsidiaries of the Parent, as originators, and (iii) the other Loan Documents (as defined in the agreement described in clause (i) hereof).

“Existing A/R Receivables Entity” shall have the meaning assigned to such term in the definition of “Existing A/R Facility.”

“Existing Confirmation Order” shall mean the Findings of Fact, Conclusions of Law, and Order Confirming Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt Plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6660], entered by the Bankruptcy Court on March 2, 2022, in each case as amended, supplemented or otherwise modified from time to time.

“Existing Plan of Reorganization” shall mean the Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6510] filed in the previous cases (the “Previous Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code of the Parent and certain of its subsidiaries in the Bankruptcy Court (as amended, supplemented or otherwise modified from time to time, including by the Existing Confirmation Order, together with all exhibits and schedules thereto), as confirmed by the Existing Confirmation Order.

“Existing Second Lien Notes” shall mean (i) the 10.000% Second Lien Senior Secured Notes due 2029 issued by the Borrowers and (ii) the 10.000% Second Lien Senior Secured Notes due 2025 issued by the Borrowers.

“Existing Term Loans” shall have the meaning assigned to such term in the recitals of this Agreement.

“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by a Borrower).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” shall have the meaning assigned to such term in Section 3.24.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee and Premium Letters” shall mean, collectively, the Administrative Agent Fee Letter, the Backstop Premium Letter and the Fronting Fee Letter.

“Fees” shall mean the Administrative Agent Fees, the Backstop Premium and the Fronting Fees.

“Final Draw” shall have the meaning assigned to such term in Section 2.01.

“Final Order” shall mean means an order (and all exhibit and schedules thereto, including any budget) entered by the Bankruptcy Court approving the DIP Facility on a final basis under the Bankruptcy Code, which order shall be in form and substance substantially consistent with the Interim Order (as modified to reflect the final nature thereof) and otherwise reasonably satisfactory to the Required Lenders (as such order may be amended, modified or extended in a manner reasonably satisfactory to the Required Lenders) (which reasonable satisfaction may be communicated via a Direction of the Required Lenders), which order is not subject to a stay or injunction not approved by the Required Lenders in their sole and absolute discretion (which satisfaction may be communicated via a Direction of the Required Lenders).

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or any Director or other executive responsible for the financial affairs of such person.

“First Testing Period” shall mean the four calendar week period ending on September 22, 2023.

“Fitch” shall mean Fitch Inc. or any successor to the rating agency business thereof.

“Floor” shall mean a rate of interest equal to 1.00%.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fronting Lender” shall mean Jefferies Capital Services, LLC.

“Fronting Fee Letter” shall mean that certain Fronting Fee Letter, dated as of the Closing Date, by and among, inter alia, the Lux Borrower and the Fronting Lender (as such Fronting Fee Letter may be amended, supplemented or otherwise modified).

“Fronting Fees” shall have the meaning assigned to such term in Section 2.10(a)(ii).

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean each of the Loan Parties.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent, the Lux Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“IFRS” shall have the meaning assigned to such term in Section 1.02.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Parent, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business), (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with Applicable Accounting Principles and (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such person of Indebtedness of others, (f) all Capitalized Lease Obligations of such person, (g) obligations under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of (x) any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) or (y) any preferred stock of any Subsidiary of Parent, (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed and (l) all Attributable Receivables Indebtedness. The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of International Accounting Standards No. 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement. For the avoidance of doubt, Indebtedness shall not include any obligations pursuant to (i) the Opioid Settlement or (ii) the DOJ Settlement.

“Indemnified Taxes” shall mean (a) all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than Excluded Taxes and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Initial Draw” shall have the meaning assigned to such term in Section 2.01.

“Intellectual Property” shall mean the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interest Election Request” shall mean a request by the Lux Borrower to convert or continue a Borrowing in accordance with Section 2.05 and substantially in the form of Exhibit E or another form approved by the Administrative Agent.

“Interest Payment Date” shall mean, (a) with respect to any SOFR Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (ii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last Business Day of each calendar month.

“Interest Period” shall mean, except as expressly provided otherwise in this Agreement, as to any SOFR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one month thereafter, as the Lux Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Order” shall mean the Interim Order Under Bankruptcy Code Sections 105, 361, 362, 363, 364, 503, 506, 507 and 552, and Bankruptcy Rules 2002, 4001, 6003, 6004 and 9014 (I) Authorizing Debtors (A) to Obtain Postpetition Financing and (B) to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; and (IV) Granting Related Relief [Docket No. 184] (and all exhibits and schedules thereto, including any budget) entered by the Bankruptcy Court in the Chapter 11 Cases on August 30, 2023, approving the DIP Facility on an interim basis under the Bankruptcy Code, which order is not, subject to the Final Order, subject to a stay or injunction not approved by the Required Lenders in their sole and absolute discretion (which satisfaction may be communicated via a Direction of the Required Lenders).

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Investment Property” shall mean any asset or property that constitutes “Investment Property” (as defined in the Uniform Commercial Code, whether or not applicable thereto).

“Irish Debenture” shall mean that certain Irish law debenture, dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between the Parent, each Irish Loan Party, and the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties.

“Irish Loan Party” shall mean a Loan Party incorporated under the laws of Ireland.

“Irish Security Documents” shall mean the Irish Debenture and the Irish Share Charge.

“Irish Share Charge” shall mean that certain Irish law share charge, dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between the Parent and each other Loan Party party thereto, and the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the DIP Loans pursuant to a Permitted Junior Intercreditor Agreement or the DIP Order (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Intercreditor Agreement or DIP Order (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted Junior Intercreditor Agreement, the DIP Order and/or Security Documents (as applicable) covering such Liens are already in effect).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Liquidity” shall mean, as of any date of determination, the average value of the sum of (a) all Unrestricted Cash held by the Debtors and their consolidated Subsidiaries and (b) undrawn committed availability under a Qualified Receivables Facility or other committed Indebtedness of the Debtors or any of their consolidated Subsidiaries as of 11:59 p.m. Local Time on the last Business Day of each week during the month immediately preceding such date of determination.

“Loan Documents” shall mean (i) this Agreement, (ii) the Subsidiary Guarantee Agreement, (iii) the Security Documents and (iv) solely for the purposes of Sections 4.02 and 7.01 hereof, the Fee and Premium Letters.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrowers of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, examinership, rescue process or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrowers under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Parent and the Borrowers owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, examinership, rescue process or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean the Parent, the Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the DIP Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Lux Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Lux Loan Party” shall mean any Loan Party whose registered office or place of central administration is located in Luxembourg.

“Luxembourg” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Luxembourg Insolvency Event” shall mean, in relation to the Lux Borrower or any other Lux Loan Party or any of their respective assets, the occurrence of any of the events listed under Section 1.09(a) of this Agreement and any legal proceedings or other judicial procedure in relation to these events (but not, for the avoidance of doubt, a voluntary winding-up, liquidation or dissolution or any legal proceedings or other judicial procedure in relation to any such voluntary winding-up, liquidation or dissolution).

“Luxembourg Security Documents” means (i) a Luxembourg law governed master receivables pledge agreement to be entered into by and between, among others, the Lux Borrower, each other Lux Loan Party and the Collateral Agent and (ii) a Luxembourg law governed master share pledge agreement to be entered into by and between, among others, the Parent, the Lux Borrower, each other Loan Party that owns Equity Interests issued by a Lux Loan Party and the Collateral Agent.

“Material Adverse Effect” shall mean a material and adverse effect on (a) the business or condition (financial or otherwise), performance, properties, contingent liabilities, material agreements or prospects of the Borrowers and each Subsidiary, taken as a whole, (b) the ability of the Borrowers and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Agents and the Lenders under the Loan Documents, in each case under clauses (a) and (b), excluding (i) any matters publicly disclosed in writing or disclosed to the Agent and the Lenders in writing prior to the Agreement Effective Date (as defined in the RSA), (ii) any matters disclosed in any first day pleadings or declarations filed in the Chapter 11 Cases, (iii) the filing of the Chapter 11 Cases, (iv) the events and conditions related and/or leading up to the filing of the Chapter 11 Cases and the effects resulting from, or related to, the filing of the Chapter 11 Cases or such events and conditions related and/or leading up thereto, and (v) the continuation and prosecution of the Chapter 11 Cases, including, without limitation, any action required to be taken under the Loan Documents, the DIP Order or the RSA.

“Material Indebtedness” shall mean Indebtedness (other than Loans) of any one or more of the Parent or any Subsidiary in an aggregate principal amount exceeding $25,000,000; provided that in no event shall any Qualified Receivables Facility be considered Material Indebtedness.

“Material Intellectual Property” shall mean any Intellectual Property owned by any Loan Party that is material to the operation of the business of Parent and its Subsidiaries, taken as a whole.

“Material Subsidiary” shall mean any Subsidiary, other than any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, if prior to any such delivery, as of June 30, 2023), have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Parent and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Parent and the Subsidiaries on a consolidated basis as of such date.

“Maturity Date” shall mean the date that is the earliest of: (a) the date that is 12 months after the Petition Date; (b) fifty (50) calendar days after the Petition Date if the Final Order has not been entered; (c) the date of acceleration of any outstanding DIP Loans in accordance with this Agreement and the other Loan Documents; (d) the effective date of any plan of reorganization or liquidation in the Chapter 11 Cases; (e) the date on which the sale of all or substantially all of the Debtors’ assets is consummated; (f) the date on which termination of the RSA occurs; (g) the date the Bankruptcy Court converts any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (h) the date the Bankruptcy Court dismisses any of the Chapter 11 Cases and (i) the date an order is entered in any Bankruptcy Case appointing a Chapter 11 trustee or examiner with enlarged powers.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Borrower, the Parent or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with Applicable Accounting Principles and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)            100% of the cash proceeds actually received by the Parent or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale under Section 6.05(g), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien on such applicable asset (to the extent such applicable asset is Collateral, solely to the extent such Lien constitutes a Permitted Prior Lien), (iii) [reserved], (iv) Taxes paid or payable (in the good faith determination of a Borrower) as a direct result thereof, and (v) the amount of any reasonable reserve established in accordance with Applicable Accounting Principles against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Parent or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (2) the amount of any such reserve that is maintained as at the date occurring 18 months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date; provided, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $2,500,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds)

(b)            100% of the cash proceeds actually received by the Parent or any Subsidiary (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of (i) attorneys’ fees, accountants’ fees, transfer taxes, deed or mortgage recording taxes on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien on such applicable asset (to the extent such applicable asset is Collateral, solely to the extent such Lien constitutes a Permitted Prior Lien), (iii) [reserved], and (iv) Taxes paid or payable (in the good faith determination of a Borrower) as a direct result thereof; provided, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $2,500,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(c)            100% of the cash proceeds from the incurrence, issuance or sale by the Parent or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“New Parent” shall have the meaning assigned to such term in Section 10.08.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.17(c).

“Note” shall have the meaning assigned to such term in Section 2.07(e).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” shall mean, collectively, the Loan Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.23(a).

“Opioid Deferred Cash Payments Agreement” shall mean the Opioid Deferred Cash Payments Agreement, dated as of June 16, 2022 , among the Parent, certain subsidiaries of the Parent and the Opioid Trust (as defined therein), as amended, supplemented or otherwise modified from time to time.

“Opioid Settlement” shall mean the Opioid Deferred Cash Payments and Opioid Deferred Cash Payments Terms (each as defined in the Existing Plan of Reorganization) and the other obligations under the Opioid Deferred Cash Payments Documents (as defined in the Existing Plan of Reorganization), as implemented through the Opioid Deferred Cash Payments Agreement and the other Settlement Documents (as defined in the Opioid Deferred Cash Payments Agreement), as amended, supplemented or otherwise modified from time to time.

“Original Obligations” shall have the meaning assigned to such term in Section 9.23(a).

“Other Connection Taxes” shall mean, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes (other than Swiss Withholding Tax) imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents other than Luxembourg registration duties (droits d’enregistrement) payable in case of a registration, submission or filing by the Administrative Agent, any Lender or any Secured Party of any Loan Document with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg (or otherwise), except if such registration, submission or filing is required to maintain, establish, enforce or preserve the rights of the Administrative Agent, such Lender or such Secured Party under such Loan Document.

“Parallel Obligations” shall have the meaning assigned to such term in Section 9.23(a).

“Parent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, subject to Section 10.08.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” shall have the meaning assigned to such term in Section 8.15(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor thereto.

“Permitted Investments” shall mean:

(a)            direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b)            time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)            repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)            commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e)            securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f)             shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e);

(g)            money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(h)            time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Parent and the Subsidiaries, on a consolidated basis, as of the end of the Parent’s most recently completed fiscal year; and

(i)             instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Parent, the Lux Borrower or any Subsidiary organized in such jurisdiction.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the DIP Loans, one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Prior Liens” shall mean (i) “Permitted Prior Liens” (as defined in the DIP Order) and (ii) any other Lien permitted by the Final Order to exist on the DIP Collateral with priority senior to the Liens granted by the Security Documents.

“Permitted Receivables Facility Assets” shall mean (i) Receivables Assets (whether now existing or arising in the future) of the Parent and its Subsidiaries which are transferred, sold and/or pledged to any Receivables Entity pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to any Receivables Entity, and all proceeds thereof and (ii) loans to the Parent and its Subsidiaries secured by Receivables Assets and any Permitted Receivables Related Assets of the Parent and its Subsidiaries which are made pursuant to a Qualified Receivables Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.

“Permitted Receivables Related Assets” shall mean any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).

“Permitted Variance” shall mean in respect of aggregate Actual Disbursement Amounts (excluding, for the avoidance of doubt, Actual Restructuring Related Amounts and Actual Receivables Facility Amounts), 20.0% of Budgeted Disbursement Amounts (excluding, for the avoidance of doubt, Budgeted Restructuring Related Amounts and Budgeted Receivables Facility Amounts) for each Variance Testing Period.

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Parent, a Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which the Parent, a Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Pre-Petition Administrative Agents” shall have the meaning assigned to such term in the recitals of this Agreement.

“Pre-Petition Agents” shall have the meaning assigned to such term in the recitals of this Agreement.

“Pre-Petition Credit Agreement” shall have the meaning assigned to such term in the recitals of this Agreement.

“Pre-Petition Collateral Agent” shall have the meaning assigned to such term in the recitals of this Agreement.

“Pre-Petition Lenders” shall have the meaning assigned to such term in the recitals of this Agreement.

“Pre-Petition Loan Documents” shall mean the “Loan Documents” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Secured Parties” shall mean the “Secured Parties” as defined in the Pre-Petition Credit Agreement.

“Previous Chapter 11 Cases” shall have the meaning assigned to such term in the definition of the term “Existing Plan of Reorganization”.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. (as determined by the Administrative Agent) or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the FRB (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Prior Week” shall mean for any week, the immediately preceding calendar week (Saturday through Friday) ending on the Friday of such week.

“Process Agent” shall have the meaning assigned to such term in Section 9.15(c).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“QFC” shall have the meaning assigned to such term in Section 9.25(b).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.25.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified Jurisdiction” shall mean (x) the United States (and any political subdivision thereof), Ireland, Luxembourg, Switzerland, the United Kingdom or the Netherlands and (y) any other jurisdiction where the Administrative Agent has determined (acting at the Direction of the Required Lenders, acting reasonably and following a request by a Borrower and based on advice of local counsel) that Wholly Owned Subsidiaries organized in such jurisdiction may provide guarantees and security which, after giving effect to the Agreed Guarantee and Security Principles, would provide substantially the same benefits as guarantees and security provided with respect to the Collateral owned by such entities as would have been obtained if the respective Subsidiary were instead organized in any of the United States, Ireland, Luxembourg, Switzerland, the United Kingdom or the Netherlands.

“Qualified Receivables Facility” shall mean a receivables facility or facilities (i) in effect as of the Closing Date pursuant to the Existing A/R Facility (without giving effect to any amendments or modifications thereto entered on or after the Closing Date, other than those approved by a Direction of the Required Lenders in their reasonable discretion; provided that, notwithstanding anything herein to the contrary, the Postpetition A/R Facility (as defined in the RSA and on the terms set forth therein) shall be deemed to have been so approved).

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” shall mean the Existing A/R Receivables Entity and any other direct or indirect Wholly Owned Subsidiary approved by a Direction of the Required Lenders.

“Receivables Seller” shall mean the Borrowers and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Recovery Event” shall mean any event that gives rise to the receipt by the Parent or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s controlled and controlling Affiliates and the respective partners, directors, trustees, officers, employees, agents, administrators, managers, advisors, representatives (including accountants, auditors and legal counsel) and members of such person and such person’s controlled and controlling Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Governmental Body” shall mean the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) DIP Loans outstanding and (b) unused Commitments that, taken together represent more than 50% of the sum of (x) all DIP Loans outstanding and (y) all unused Commitments at such time.

“Required Milestones” means the “Milestones” set forth in Section 5.15.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean (i) any director (administrateur), manager (gérant), executive officer or Financial Officer of such person, (ii) any authorized signatory appointed by the board of directors (conseil d'administration) or board of managers (conseil de gérance) of such person (as applicable), (iii) the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer, any Assistant Treasurer, any Controller, the Secretary or any Assistant Secretary of such Person and (iv) any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Debt Payments” shall have the meaning assigned to such term in Section 6.06.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

“Restricted Settlement Payments” shall have the meaning assigned to such term in Section 6.06.

“Return of Scheduled Equity” shall have the meaning assigned to such term in Section 6.04(b).

“Rolling Four Week Testing Period” shall mean each cumulative period of four weeks ending on the Friday of each calendar week ending two weeks after the previous Variance Testing Period.

“RSA” shall mean the Restructuring Support Agreement, dated as of August 23, 2023, by and among the Parent, certain of its Subsidiaries, certain supporting creditors thereof and the Opioid Master Disbursement Trust II.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctions” shall have the meaning assigned to that term in Section 3.23(a).

“Scheduled Loans” shall have the meaning assigned to such term in Section 6.04(b).

“Seaport” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a person that is not the Parent or a Subsidiary in connection with, any Qualified Receivables Facility.

“Securitization Repurchase Obligation” shall mean any obligation of a seller of Permitted Receivables Facility Assets in a Qualified Receivables Facility to repurchase Receivables Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Permitted Receivables Facility Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Security Documents” shall mean the DIP Order, the Subsidiary Guarantee Agreement, the Irish Security Documents, the Luxembourg Security Documents, the Swiss Security Documents, the UK Security Documents, and each of the other security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10, Section 5.12 and Section 5.13.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Parent and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Parent’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent and its Subsidiaries.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean a Borrowing comprised of SOFR Loans.

“SOFR Loan” shall mean any SOFR Term Loan.

“SOFR Term Loan” shall mean any DIP Loan bearing interest at a rate determined by reference to Adjusted Term SOFR in accordance with the provisions of Article II.

“Specified Lender Advisors” means (x) Gibson, Dunn & Crutcher LLP, as legal counsel for the Required Lenders, (y) Evercore Group L.L.C. as financial advisor to the Lenders, and (z) any replacement legal or financial advisor to the Required Lenders designated in writing by the Required Lenders to the Administrative Agent to the Borrowers.

“Spot Rate” shall mean, with respect to any currency, the rate determined by the Administrative Agent to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Local Time on the date three Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Administrative Agent shall reasonably determine is appropriate under the circumstances; provided, that (x) the Spot Rate may, at the election of the Administrative Agent, be made on the date on which the foreign exchange computation is made for any payment actually made or to be made, or cash collateralization required, of any amounts pursuant to this Agreement (rather than the date which is three Business Days prior to such date), and (y) the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“Subordinated Indebtedness” means (a) with respect to any Borrower, any Indebtedness for borrowed money of such Borrower which is by its terms subordinated in right of payment to the DIP Loans, and (b) with respect to any Guarantor, any Indebtedness for borrowed money of such Guarantor which is by its terms subordinated in right of payment to its Guarantee of the DIP Loans; provided, however, that no Guarantee of Indebtedness which Indebtedness does not itself constitute Subordinated Indebtedness shall constitute Subordinated Indebtedness.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Parent.

“Subsidiary Guarantee Agreement” shall mean the Debtor-in-Possession Subsidiary Guarantee Agreement, dated as of the Closing Date, as may be amended, restated, supplemented or otherwise modified from time to time, between each Subsidiary Loan Party and the Collateral Agent. The Subsidiary Guarantee Agreement shall also be deemed to include any guaranty agreement prepared under applicable local law (in the case of a Subsidiary Loan Party that is a Foreign Subsidiary) where the Administrative Agent has reasonably determined (acting at the Direction of the Required Lenders in their reasonable discretion), based on the advice of counsel and subject to the Agreed Guarantee and Security Principles, that a separate Guarantee (or modified form of Guarantee) is preferable under relevant local law.

“Subsidiary Loan Party” shall mean (a) each Borrower (other than with respect to its own primary Loan Obligations), (b) each direct or indirect Wholly Owned Subsidiary of the Parent (other than the Borrowers) (whether owned on the Closing Date or formed or acquired thereafter) that owns directly or indirectly any Equity Interest in any Wholly Owned Domestic Subsidiary of the Parent and that is a Debtor, (c) each direct or indirect Subsidiary of the Parent (other than the Borrowers) (whether owned on the Closing Date or formed or acquired thereafter) that is or becomes a Debtor and (d) any other Subsidiary of the Parent that may be designated by a Borrower (by way of delivering to the Collateral Agent the Subsidiary Guarantee Agreement (or a supplement to the Subsidiary Guarantee Agreement, as reasonably requested by the Administrative Agent) and any applicable Security Documents, in each case, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.10(d) as if it were newly acquired. Notwithstanding anything contained in this Agreement to the contrary, a transfer of Collateral from any Loan Party organized in a Qualified Jurisdiction to a Subsidiary Loan Party that is not organized in a Qualified Jurisdiction shall, for purposes of Sections 6.04 and 6.05, be deemed to be an Investment in a Subsidiary that is not a Loan Party and shall be justified as same pursuant to such Sections.

“Supported QFC” shall have the meaning assigned to such term in Section 9.25.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swiss Intercompany Receivable” shall have the meaning assigned to such term in Section 6.12.

“Swiss Security Documents” shall mean (a) a GmbH quota pledge agreement (dated on or about the Closing Date) between Mallinckrodt International Finance S.A. as pledgor, and the Collateral Agent, acting in its own name on its behalf (including as creditor of the Parallel Obligations) and as direct representative (direkter Stellvertreter) in the name and for the account of all other pledgees and the Secured Parties as pledgees represented for all purposes hereof by the Collateral Agent as direct representative (direkter Stellvertreter) (each term as defined therein), regarding the pledge of all quotas and related assets in Mallinckrodt Holdings GmbH, and (b) any other Security Document governed by Swiss law from time to time.

“Swiss Withholding Tax” shall mean any tax imposed pursuant to the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“TARGET” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Borrowing” shall mean any Borrowing of DIP Loans.

“Term Facility” shall mean the DIP Facility.

“Term Lender” shall mean a Lender with a Commitment or with outstanding DIP Loans.

“Term SOFR” means:

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Adjustment” means (a) with respect to Adjusted Term SOFR, a percentage equal to 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, (b) with respect to Daily Simple SOFR, 0.11448% (11.448 basis points).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated and (b) either (i) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due) or (ii) the Obligations are otherwise satisfied in accordance with the Plan (as defined in the RSA).

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by Parent or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Parent or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Parent or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Loan Documents on the Closing Date, including (a) the Chapter 11 Cases; (b) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the borrowings hereunder; and (c) the payment of the Transaction Expenses.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Term SOFR and the ABR.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Documents” shall mean the following English and Wales law governed security documents:

(a) a debenture, dated as of the Closing Date, between the Loan Parties incorporated in England and Wales, as chargors, and the Collateral Agent;

(c) a fixed charge over shares, dated as of the Closing Date, between the Lux Borrower, Mallinckrodt International Holdings S.à r.l., Mallinckrodt Windsor S.à r.l., Petten Holdings Inc. and Sucampo Pharma Americas LLC, as chargors, and the Collateral Agent over 100% of the Equity Interests in each Loan Party which is a company incorporated in England and Wales directly held by that chargor; and

(e) a fixed charge over limited liability partnership interests, dated as of the Closing Date, between the Lux Borrower and Mallinckrodt Pharmaceuticals Limited, as chargors, and the Collateral Agent over 100% of the Equity Interests in Mallinckrodt UK Finance LLP.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” shall mean the United States of America.

“Unrestricted Cash” shall mean cash or Permitted Investments of the Parent or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Parent and its Subsidiaries.

“U.S. Dollars,” “Dollars” or “$” shall mean lawful money of the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.25.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Variance Testing Period” shall mean, as applicable, the First Testing Period and each Rolling Four Week Testing Period ending thereafter.

“Voting Equity Interests” shall have the meaning assigned to such term in Section 5.10.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Parent that is a Wholly Owned Subsidiary of the Parent.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02      Terms Generally; Applicable Accounting Principles. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. At any time after the Closing Date, the Parent may elect (by written notice to the Administrative Agent) to change its financial reporting (both hereunder and for its audited financial statements generally) from GAAP to International Financial Reporting Standards (as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee and/or adopted by the European Union (“IFRS”)), as in effect from time to time, in which case all references herein to GAAP (except for historical financial statements theretofore prepared in accordance with GAAP) shall instead be deemed references to the IFRS and the related accounting standards as shown in the first set of audited financial statements prepared in accordance therewith and delivered pursuant to this Agreement; provided that, if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring as a result of the adoption of IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Administrative Agent or the Required Lenders request an amendment to any provision hereof for such purpose), then such provision shall be interpreted on the basis of GAAP as otherwise required above (and without regard to this sentence) until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value,” as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything contained in the definition of Applicable Accounting Principles to the contrary, unless a Borrower otherwise elects by delivery of a notice delivered to the Administrative Agent, all obligations under any leases of any person that are or would be characterized as operating lease obligations in accordance with GAAP as in effect in the United States on January 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.

Section 1.03      [Reserved].

Section 1.04      Exchange Rates; Currency Equivalents. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent in accordance with this Agreement. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or clause (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

Section 1.05      [Reserved].

Section 1.06      Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.07      Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08      Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “SOFR Borrowing”).

Section 1.09      Special Luxembourg Provisions. Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to the Lux Borrower or any other Lux Loan Party, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite) and administrative dissolution without liquidation (dissolution administrative sans liquidation); (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator, compulsory manager, interim manager or similar officer appointed for the reorganization or liquidation of the business of a person includes, without limitation, a juge-commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation de paiements; (e) gross negligence means faute lourde and wilful misconduct means faute dolosive; (f) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (g) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (h) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); (i) a director or a manager includes an administrateur or a gérant; (j) a set-off includes, for purposes of Luxembourg law, statutory set-off; (k) an agent includes, without limitation, a mandataire; and (l) shares include parts sociales or actions.

Section 1.10      Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.11      Special Irish Provisions. For purposes of this Agreement:

(a)            Other than in the definition of the term “Maturity Date” and Section 7.01(1)(b)(i), a reference to “examiner” shall refer to an examiner or interim examiner appointed pursuant to the Companies Act 2014 of Ireland and “examinership” shall be construed accordingly; and

(b)            A reference to “process advisor” or “rescue process” shall refer to a process advisor appointed pursuant to the Companies Act 2014 of Ireland or a rescue process pursuant to the Companies Act 2014 of Ireland, respectively.

Article II

The Credits

Section 2.01      Commitments and Loans. Subject to the terms and conditions set forth herein and in the DIP Order:

(a)            Each Lender agrees, severally and not jointly, to make DIP Loans in Dollars to the applicable Borrower or Borrowers in two Borrowings in an aggregate principal amount not to exceed its Commitment. The first Borrowing of DIP Loans (the “Initial Draw”) will be in an amount equal to $150,000,000 and shall occur on the Closing Date. The second Borrowing of DIP Loans (the “Final Draw”) will be in an amount equal to $100,000,000 and shall occur on or after the date the Final Order is entered. Upon a Lender’s funding of a DIP Loan, such Lender’s Commitment with respect to such DIP Loan shall be permanently reduced by the amount of such DIP Loan (it being understood that the Commitment of each Lender shall be (x) reduced to the amount of DIP Loans to be funded under the Final Draw following the Initial Draw and (y) zero following the Final Draw).

(b)            [Reserved.]

(c)            Amounts repaid or prepaid in respect of the DIP Loans may not be reborrowed.

Section 2.02      Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type and currency made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the applicable Borrower may request in accordance herewith; provided that each Loan shall only be made in Dollars. Each Lender at its option may make any ABR Loan or SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13, 2.14 and 2.15 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.13 or 2.15 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)            [Reserved.]

(d)            Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than ten (10) SOFR Borrowings outstanding hereunder at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(e)            Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03      Requests for Borrowings. To request a Term Borrowing, the applicable Borrower shall notify the Administrative Agent of such request (a) in the case of a SOFR Borrowing, not later than 12:00 noon, Local Time, three U.S. Government Securities Business Days before the date of the proposed Borrowing (other than in the case of any notice given in respect of the Initial Draw, which may be given not later than 10:00 a.m. Local Time, on the Business Day of the proposed Borrowing) or (b) in the case of an ABR Borrowing, by telephone, not later than 10:00 a.m. Local Time, on the Business Day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (other than in the case of any notice given in respect of the Closing Date, which may be conditioned upon the occurrence of the Closing Date, and in respect of the Final Draw, which may be conditioned upon entry of the Final DIP Order) and (in the case of telephonic requests) shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of the requested Borrowing;

(ii)          the date of such Borrowing, which shall be a Business Day;

(iii)         whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv)        in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)         the location and number of the account of the applicable Borrower to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04      Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Lux Borrower by promptly crediting the amounts so received, in like funds, to an account of the Lux Borrower as specified in the applicable Borrowing Request. Interest shall begin to accrue on the DIP Loans from the date of the Borrowing thereof.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Lux Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally (and jointly and severally with respect to the Borrowers) agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by a Borrower, the interest rate then applicable to ABR Loans at such time. If a Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.05      Interest Elections. (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Lux Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Lux Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section 2.05, the Lux Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice), by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request signed by the Lux Borrower. Notwithstanding any contrary provision herein, this Section 2.05 shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for SOFR Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available hereunder pursuant to which such Borrowing was made.

(c)            Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv)         if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(d) regarding the maximum number of Borrowings of the relevant Type.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If no timely Interest Election Request is delivered by the Lux Borrower with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06      Termination and Reduction of Commitments. On the Closing Date (after giving effect to the funding of the DIP Loans to be made on such date), the Commitments of each Term Lender as of the Closing Date will automatically and permanently be reduced by the amount of such DIP Loans funded pursuant to the Initial Draw. On the date on which the Final Draw (after giving effect thereto), the Commitments of each Term Lender will automatically and permanently terminate.

Section 2.07      Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise, jointly and severally, to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each DIP Loan of such Lender as provided in Section 2.08.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)            Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Lux Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.08      Repayment of DIP Loans.

(a)            Subject to Section 9.08(e), the Borrowers hereby unconditionally promise, jointly and severally, to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of outstanding Loans, plus any interest accrued and unpaid on such Loans, on the Maturity Date unless such Loans have been otherwise satisfied in accordance with the Plan (as defined in the RSA). The Lenders hereby expressly agree that the Obligations may be satisfied in accordance with the Plan (as defined in the RSA).

(b)            Prepayment of the Loans, if any, required or optionally made pursuant to Section 2.09 shall be applied to repay the principal amount of the DIP Loans ratably plus any interest accrued and unpaid on such DIP Loans being prepaid until paid in full. The Lux Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of DIP Loans required to be made pursuant to Section 2.09(b) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of the DIP Loans). Prior to any optional prepayment of the DIP Loans pursuant to Section 2.09(a), the Lux Borrowers shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection not later than 12:00 noon, Local Time, (i) in the case of an ABR Borrowing, at least one Business Day before the scheduled date of such prepayment and (ii) in the case of a SOFR Borrowing, at least three U.S. Government Securities Business Days before the scheduled date of such prepayment. Each such notice of optional prepayment shall be irrevocable; provided that any such notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Lux Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.09      Prepayment of Loans.

(a)            The Borrowers shall have the right at any time and from time to time to prepay the DIP Loans in whole or in part, without premium or penalty (but subject to Section 2.14 and subject to prior notice in accordance with the terms of Section 2.08(b)), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding.

(b)            Subject to the DIP Order, the Borrowers shall apply all Net Proceeds within 5 Business Days after receipt thereof to prepay DIP Loans in accordance with clause (b) of Section 2.08.

(c)            [Reserved].

(d)            Notwithstanding any other provisions of this Section 2.09 to the contrary, with respect to the Net Proceeds of any Asset Sale by, or Recovery Event applicable to, any Subsidiary organized outside of Luxembourg, Switzerland and the United States (or any subdivisions thereof) in respect of all other Net Proceeds, that would otherwise be required to be applied pursuant to this Section 2.09(d), the respective Subsidiary receiving the Net Proceeds (and organized outside of a jurisdiction described in preceding clause as applicable) (i) is prohibited, restricted or delayed by applicable local law from repatriating the respective Net Proceeds to the Lux Borrower, the portion of such Net Proceeds so affected will not be required to be applied to repay DIP Loans at the times provided in Section 2.09(b) but may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the Lux Borrower, and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the DIP Loans pursuant to Section 2.09(b) to the extent provided therein or (ii) cannot repatriate such funds to the Lux Borrower without (in the good faith determination of the Lux Borrower) the repatriation of such Net Proceeds (or a portion thereof) that would otherwise be required to be applied pursuant to Section 2.09(b) resulting in material adverse tax consequences, the Net Proceeds (or portion thereof) so affected may be retained by the applicable Subsidiary (the Parent and the Borrowers hereby agreeing to cause the applicable Subsidiary to promptly use commercially reasonable efforts to take all actions within the reasonable control of the Borrowers that are reasonably required to eliminate such tax effects) until such time as such material adverse costs would not apply to the repatriation thereof, at which time the mandatory prepayments otherwise required by Section 2.09(b) with respect to such Net Proceeds shall be made.

Section 2.10      Fees. (a) The Borrowers jointly and severally agree to pay (i) to the Administrative Agent, for the account of the Administrative Agent, the “Agency Fee” as set forth in the Administrative Agent Fee Letter, in the amounts and, at the times specified therein (the “Administrative Agent Fees”), (ii) to the Administrative Agent, for the account of the applicable Lenders, the “Backstop Premium” set forth in the Backstop Premium Letter, and (iii) to the Administrative Agent for the sole account of the Fronting Lender, the fronting fee set forth in the Fronting Fee Letter (the “Fronting Fees”); provided that none of the Parent, the Borrowers or any of their respective Subsidiaries shall have any obligations to pay any “late settlement fee” or other similar fee payable to the Fronting Lender by the assignees for delayed settlement of the assignment of Loans by the Fronting Lender, in relation to the fronting arrangements contemplated by the Fronting Fee Letter.

(b)            [Reserved].

(c)            [Reserved].

(d)            Subject to the DIP Order, all fees shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.11      Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b)            The Loans comprising each SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.11 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (a) of this Section 2.11; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)            Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) on the Maturity Date; provided, that (A) interest accrued pursuant to clause (c) of this Section 2.11 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable ABR, Adjusted Term SOFR or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)            When entering into this Agreement, the parties have assumed that the interest payments under this Agreement are not and will not become subject to any tax deduction on account of Swiss Withholding Tax. Notwithstanding the foregoing, if a tax deduction is required by Swiss law in respect of any payment by a Borrower and if Section 2.15 is unenforceable for any reason in respect of such tax deduction, the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for in this Section 2.11 divided by one minus the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made is for this purpose expressed as a fraction of one rather than as a percentage), and that Borrower shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Section 2.11(f) and shall make the deduction or withholding of Swiss Withholding Tax on the recalculated interest and all references to a rate of interest in this Agreement shall be construed accordingly. In addition, the relevant Borrower shall as soon as possible after a tax deduction on the account of Swiss Withholding Tax ensure that any person which is entitled to a full or partial refund of said tax deduction is in a position to apply for such refund under Swiss domestic tax law and/or any applicable tax treaty.

Section 2.12      Alternate Rate of Interest. (a)  If prior to the commencement of any Interest Period for a SOFR Borrowing:

(i)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period (including because the Screen Rate is not available or published on a current basis); provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)          the Administrative Agent is advised by the Required Lenders that Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such SOFR Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrowers and the Lenders as promptly as practicable thereafter. If such notice is given, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing for such Interest Period shall be ineffective, (B) the affected SOFR Borrowing that was requested to be converted or continued shall on the last day of the then current Interest Period applicable thereto, unless repaid, be continued as or converted to an ABR Borrowing and (C) any Borrowing Request for a SOFR Borrowing for such Interest Period shall be treated as a request for an ABR Borrowing.

(b)            Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its Benchmark Replacement Date have occurred prior to the setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(c)            In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (acting at the Direction of the Required Lenders) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(i)           The Administrative Agent will promptly notify the Borrowers and the Lenders of (A) the implementation of any Benchmark Replacement, (B) the effectiveness of any Conforming Changes, (C) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(c)(iii) and (D) the commencement or conclusion of any Benchmark Unavailability Period.

(ii)          Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period (until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist), the Borrowers may revoke any request for a borrowing of, conversion to, or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective, and, on the last day of the then current Interest Period applicable thereto, unless repaid, such Borrowing shall be continued as or converted to an ABR Borrowing and (B) any Borrowing Request for a SOFR Borrowing shall be treated as a request for an ABR Borrowing.

(iii)         Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(iv)        Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12.

Section 2.13      Increased Costs. (a) If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)          subject the Administrative Agent or any Lender to any Tax with respect to any Loan Document (other than (i) Taxes indemnifiable under Section 2.15 (whether or not any additional amount is payable by any of the Loan Parties pursuant to Section 2.15) or (ii) Excluded Taxes); or

(iii)         impose on any Lender or the London or other relevant interbank market any other condition affecting this Agreement or SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to the Administrative Agent or such Lender, as applicable, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as applicable, for such additional costs incurred or reduction suffered.

(b)            If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans or Commitments made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s or holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers shall (and shall be jointly and severally obligated to) pay to such Lender, as applicable, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.13 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers, which as a credit matter, are similarly situated to the Borrowers and which are subject to similar provisions. The Borrowers shall pay such Lender, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.13, such Lender shall notify the Borrowers thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14      Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.08 or 2.09), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.17, then, in any such event, the Borrowers shall (and shall be jointly and severally obligated to) compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued or has been payable on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the applicable market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.15      Taxes. (a) Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.15, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(b)            The Borrowers shall timely pay any Other Taxes imposed on or incurred by the Administrative Agent or any Lender to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)            The Borrowers shall, without duplication of any additional amounts paid pursuant to Section 2.15(a)(iii), indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to a Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)            Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by such Borrower such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall only be required to the extent the relevant Lender is legally eligible to do so.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.15(d) and Section 2.15(e); provided that a Participant shall furnish all such required forms and statements to the person from which the related participation shall have been purchased.

(e)            Each Lender and Administrative Agent that is a “United States person”, as defined in section 7701(a)(30) of the Code, shall deliver, at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by any Borrower, to the Borrower and the Administrative Agent (as applicable) a properly completed and duly executed United States Internal Revenue Form W-9 or any successor form, certifying that such person is exempt from United States backup withholding Tax. Each Lender and Administrative Agent that is not a “United States person”, as defined in section 7701(a)(30) of the Code, shall, if it is entitled to an exemption from or reduction in the rate of U.S. federal withholding Tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement, deliver, on or prior to the date on which such person becomes a Lender and at the time(s) and manner prescribed by applicable law, to the Borrower and the Administrative Agent (as applicable) a properly completed and duly executed applicable United States Internal Revenue Form(s) W-8 (or any successor form) and any related documentation establishing its entitlement to such exemption or reduction.

(f)             If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrowers’ request, provide the Borrowers with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided, that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.15.

(g)            Each Lender shall severally indemnify (x) the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of each Loan Party to do so), including any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (y) each Loan Party, for any Excluded Taxes, in each case attributable to such Lender that are paid or payable by the Administrative Agent or a Loan Party, in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.15(g) shall be paid within ten (10) days after the Administrative Agent or a Loan Party delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or such Loan Party. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.15(g).

(h)            If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.15(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)            Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

For purposes of this Section 2.15, the term “applicable Requirement of Law” includes FATCA.

Section 2.16      Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent (acting at the Direction of the Required Lenders), be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made and (ii) to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)           At all times when Section 2.16(c) does not apply and except as otherwise expressly provided herein, monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff, or otherwise, shall be allocated as follows (subject in all respects to Permitted Prior Liens and the Carve-Out):

(i)           First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including attorney costs and fees and expenses of Agents payable under Section 9.05 and amounts payable under Section 2.13, 2.14 or 2.15) payable to the Agents in their capacity as such, until paid in full;

(ii)         Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including attorney costs and fees and expenses of Specified Lender Advisors payable under Section 9.05 and amounts payable under Section 2.13, 2.14 or 2.15), ratably among them in proportion to the amounts described in this clause (ii) payable to them, until paid in full;

(iii)        Third, to pay interest and principal due in respect of all Loans;

(iv)        Fourth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Agents and the other Secured Parties (other than any Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties (other than any Defaulting Lenders) on such date, until paid in full;

(v)          Fifth, ratably to pay any Obligations that are that are due and payable to Defaulting Lenders, until paid in full; and

(vi)        Last, the balance, if any, to the Borrower or as otherwise required by Requirement of Law.

Amounts shall be applied to each category of Obligations set forth above until paid in full and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.

(c)            After the occurrence and during the continuation of an Event of Default, monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows (subject, in all respects, to Permitted Prior Liens and the Carve-Out):

(i)           First, (i) to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including attorney costs and fees and expenses of Agents payable under Section 9.03 and amounts payable under Section 2.13, 2.14 or 2.15) payable to the Agents in their capacity as such, until paid in full;

(ii)         Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including attorney costs and fees and expenses of Specified Lender Advisors payable under Section 9.03 and amounts payable under Section 2.13, 2.14 or 2.15), ratably among them in proportion to the amounts described in this clause (ii) payable to them, until paid in full;

(iii)        Third, to pay interest and principal due in respect of all Loans;

(iv)        Fourth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Agents and the other Secured Parties (other than any Defaulting Lenders) on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties (other than any Defaulting Lenders) on such date, until paid in full;

(v)         Fifth, ratably to pay any Obligations that are that are due and payable to Defaulting Lenders, until paid in full;

(vi)        Sixth, to pay any other Obligations until paid in full; and

(vii)       Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Requirement of Law.

Amounts shall be applied to each category of Obligations set forth above until paid in full and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. The allocations set forth in this Section 2.16(c) are solely to determine the rights and priorities of the Agents and Lenders as among themselves, may be changed by agreement among the Agents and all of the Lenders without the consent of any Loan Party and are subject to Section 2.17 (regarding Defaulting Lenders). Appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 2.16(c). This Section 2.16(c) is not for the benefit of or enforceable by any Loan Party.

(d)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its DIP Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its DIP Loans and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the DIP Loans of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the principal amount of each such Lender’s respective DIP Loans and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than, to the Parent or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) and (iii) nothing in this Section 2.16(c) shall be construed to limit the applicability of Section 2.16(b) in the circumstances where Section 2.16(b) is applicable in accordance with its terms. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the applicable Borrower in the amount of such participation.

(e)            Unless the Administrative Agent shall have received notice from the Lux Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Lux Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)             If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(b), 2.03(d) or (e), 2.04, or 2.16(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section 2.16; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.17      Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 or mitigate the applicability of Section 2.18 or any event that gives rise to the operation of Section 2.18, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender requests compensation under Section 2.13 (in a material amount in excess of that being changed by other Lenders) or gives notice under Section 2.18 or (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 (in a material amount in excess of that being charged by other Lenders), then the respective Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13, payments required to be made pursuant to Section 2.15 or a notice given under Section 2.18, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrowers, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the applicable Borrower’s request, compliance with Section 9.04 (but only on the part of the removed Lender) shall not be required to effect such assignment.

(c)            If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected thereby and with respect to which the Required Lenders shall have granted their consent, then any Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(C)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the applicable Borrower’s request) assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund); provided, that: (i) all Loan Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full in same day funds to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the applicable Borrower’s request, compliance with Section 9.04 (but only on the part of the Non-Consenting Lender) shall not be required to effect such assignment.

(d)            Each party hereto agrees that (a) an assignment required pursuant to this Section 2.17 may be effected pursuant to an Assignment and Acceptance executed by the Lux Borrower, the Administrative Agent and the Assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.18      Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any SOFR Loans, or to determine or charge interest rates based upon the Term SOFR Reference Rate, Term SOFR or Adjusted Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market then, on notice thereof by such Lender to the Lux Borrower through the Administrative Agent, (i) any obligations of such Lender to make or continue SOFR Loans or to convert ABR Borrowings to SOFR Borrowings shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR, in each case until such Lender notifies the Administrative Agent and the Lux Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), convert all SOFR Borrowings of such Lender to ABR Borrowings (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Reference Rate, Term SOFR or Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Reference Rate, Term SOFR or Adjusted Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay (and shall be jointly and severally obligated to pay) accrued interest on the amount so prepaid or converted.

Section 2.19      Superpriority Nature of Obligations and Administrative Agent’s Liens; Payment of Obligations. The priority of the Collateral Agent’s Liens on the Collateral, claims and other interests shall be as set forth in the DIP Order (and for the avoidance of doubt, are subject to Permitted Prior Liens and the Carve-Out and pari passu to the Superpriority A/R Claims) and the Cash Management Order. Upon the Maturity Date, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations without application to or order of the Bankruptcy Court; provided that, such entitlement shall be subject to the DIP Order (including the application of the Remedies Notice Period, under and as defined in, the DIP Order, in the case of clause (c) of the definition of Maturity Date) and the Plan (as defined in RSA).

Article III

Representations and Warranties

In order to induce (A) each Agent and the Lenders to enter into this Agreement on the Closing Date and (B) each Lender to make each Loan or other extension of credit to be made hereunder on each applicable Credit Event, each of the Parent and the Borrowers represents and warrants to the Agents and Lenders that, on the Closing Date (after giving effect to the Transactions) and on the date of each other Credit Event, that:

Section 3.01      Organization; Powers. Each of the Parent, each Borrower and each of the Subsidiaries which is a Loan Party (a) is a partnership, limited liability company, unlimited company, corporation or other entity duly organized, validly existing and in good standing (or, if and to the extent applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) subject to the entry of and terms of the DIP Order and other orders of the Bankruptcy Court, as applicable, has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) subject to the entry of and terms of the DIP Order, has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02      Authorization. Subject to the entry of and the terms of the DIP Order, the execution, delivery and performance by the Parent, each Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party and the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by the Parent, each Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Parent, any Borrower or any such Subsidiary Loan Party, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws or constitutions of the Parent, the Borrower, or any such Subsidiary Loan Party, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to the Parent, any Borrower or any such Subsidiary Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Parent, any Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Parent, any Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03      Enforceability. Subject to the entry of and the terms of the DIP Order, this Agreement has been duly executed and delivered by the Parent and each Borrower and constitutes, and each other Loan Document when executed and delivered by the Parent, each Borrower and each Subsidiary Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against the Parent, each Borrower and each such Subsidiary Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, examinership, rescue process, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing, (d) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent, (e) the effect of any Requirements of Law as they relate to pledges of Equity Interests in Subsidiaries organized outside of the United States (other than pledges made under the laws of the jurisdiction of formation of the issuer of such Equity Interests), and (f) local mandatory law provisions.

Section 3.04      Governmental Approvals. Subject to the entry of and the terms of the DIP Order, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrower or any other Loan Party is a party, except for (a) such as have been made or obtained and are in full force and effect, (b) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, and (c) filings or other actions listed on Schedule 3.04 and any other filings or registrations required to perfect Liens created by the Security Documents.

Section 3.05      Financial Statements. (a) The audited consolidated balance sheets and the statements of income, stockholders’ equity, and cash flow for the Parent and its consolidated subsidiaries as of and for the fiscal year ended December 31, 2022 and (b) the unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flow for the Parent and its consolidated subsidiaries as of and for the fiscal quarter ended June 30, 2023, including the notes thereto, if applicable, present fairly in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and, except as set forth on Schedule 3.05, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.

Section 3.06      [Reserved.]

Section 3.07      Title to Properties; Possession Under Leases. Each of the Parent, each Borrower and the Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, subject to Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens or Liens arising by operation of law.

Section 3.08      Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Parent and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Parent or by any such subsidiary.

(b)            As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of the Parent or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

Section 3.09      Litigation; Compliance with Laws. (a) Except for the Chapter 11 Cases, there are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Parent or any Borrower, threatened in writing against the Parent or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, to the extent that the applicable action, suit, proceeding or investigation is brought by the Parent or any of its subsidiaries or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed in any of the Parent’s Annual Report on Form 10-K for the year ended December 31, 2022, the Parent’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023 or any Current Report on Form 8-K filed since June 30, 2023 and prior to the Closing Date. Except for the Chapter 11 Cases, since June 30, 2023 there have been no developments in any such matter disclosed in the Annual, Quarterly or Current Reports described above which would reasonably be expected, individually or in the aggregate with any such other matters or any additional actions, suits, proceedings or investigations, to result in a Material Adverse Effect.

(b)            None of the Parent, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10      Federal Reserve Regulations. No part of the proceeds of any Loans will be used by the Parent and its Subsidiaries in any manner that would result in a violation of Regulation U or Regulation X.

Section 3.11      Investment Company Act. None of the Parent, the Borrowers and the Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12      Use of Proceeds. The Borrowers will use the proceeds of the DIP Loans as set forth in Section 5.08.

Section 3.13      Tax Returns. (a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Parent, each Borrower and each of the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Parent, each Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with Applicable Accounting Principles) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Parent, any Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with Applicable Accounting Principles.

(c)            Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to the Parent, each Borrower and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14      No Material Misstatements. As of the date it was filed with or furnished to the SEC (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed or furnished prior to the date hereof), the Annual Report on Form 10-K for the fiscal year of the Parent ended December 31, 2022 filed with the SEC by the Parent on April 5, 2023, the Quarterly Report on Form 10-Q for the fiscal quarter of the Parent ended March 31, 2023 filed with the SEC by the Parent on May 9, 2023, the Quarterly Report on Form 10-Q for the fiscal quarter of the Parent ended June 30, 2023 filed with the SEC by the Parent on August 9, 2023, and the Current Reports on Form 8-K filed with or furnished to the SEC by the Parent subsequent to August 9, 2023, and prior to Closing Date, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projections or other forward-looking information, the foregoing representation and warranty is only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.15      Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a)  no Reportable Event has occurred during the past five years as to which any Borrower, any of their respective Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (b) no ERISA Event has occurred or is reasonably expected to occur; and (c)  none of the Borrowers, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan has been terminated within the meaning of Title IV of ERISA.

Section 3.16      Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty has been received by any Borrower or any of their respective Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to any Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any Borrower or any of their respective Subsidiaries, (b) each of the Borrowers and its respective Subsidiaries has all environmental permits, licenses, authorizations and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is, and in the prior eighteen (18) month period, has been, in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) except as set forth on Schedule 3.16, no Hazardous Material is located at, on or under any property currently or, to any Borrower’s knowledge, formerly owned, operated or leased by any Borrower or any of their respective Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of any Borrower or any of their respective Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of any Borrower or any of their respective Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which any Borrower or any of their respective Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Closing Date and (e) there has been no written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Borrowers or any of the Subsidiaries of any property currently or, to any Borrower’s knowledge, formerly owned, operated or leased by the Borrowers or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.

Section 3.17      Security Documents. Upon execution and delivery thereof by the parties thereto and upon the entry by the Bankruptcy Court of the Interim Order or Final Order, as applicable, the Security Documents are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) or, if so contemplated by the respective Security Document, the Collateral Agent and the other Secured Parties, in each case, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof (subject to the exceptions set forth in Section 3.03). Upon the entry by the Bankruptcy Court of the Interim Order or the Final Order, as applicable, and in accordance therewith, the security interests and liens granted to the Collateral Agent to secure the Secured Obligations pursuant to the Interim Order or the Final Order, as applicable, and the Security Documents shall automatically, and without further action, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (subject to Permitted Prior Liens and the Carve-Out), subject to filings or actions required to perfect any Liens in foreign jurisdictions.

Section 3.18      Mallinckrodt Petten Holdings B.V. Mallinckrodt Petten Holdings B.V. does not conduct any business and has no assets or earnings, other than de minimis net assets not in excess of the Dutch Net Asset Threshold in the aggregate.

Section 3.19      Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Parent or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Parent and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Parent or any of the Subsidiaries or for which any claim may be made against the Parent or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Parent or such Subsidiary to the extent required by Applicable Accounting Principles. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Parent or any of the Subsidiaries (or any predecessor) is a party or by which the Parent or any of the Subsidiaries (or any predecessor) is bound.

Section 3.20      Insurance. Schedule 3.20 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Parent or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.21      Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.21, (a) the Borrowers and each of their respective Subsidiaries own, or possess the right to use, all Intellectual Property that is used or held for use in their respective businesses as presently conducted, (b) to the knowledge of the Parent and the Borrowers, the Parent and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Parent and its Subsidiaries is pending or, to the knowledge of the Parent or any Borrower, threatened and (ii) to the knowledge of the Parent and the Borrowers, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.

Section 3.22      USA PATRIOT Act. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent and each of its Subsidiaries is in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

Section 3.23      OFAC/Sanctions, etc.

(a)            None of the Parent, any of its Subsidiaries, or any of the Parent’s directors or officers, nor, to the knowledge of the Parent, any directors or officers of any of the Parent’s Subsidiaries, is the target of sanctions measures administered by the United States (including but not limited to those implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (including by being listed on the list of Specially Designated Nationals and Blocked Persons issued by OFAC) or the U.S. Department of State), the European Union and Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”). No part of the proceeds of the Loans shall be used, directly or, to the knowledge of the Parent and the Borrowers, indirectly, for the purpose of financing activities or business of or with any person or in any country or territory that, at the time of such financing, is the subject of any Sanctions, except to the extent licensed or otherwise approved by OFAC, the relevant Governmental Authority or any other relevant Sanctions authority. None of the Parent nor its Subsidiaries is organized or resident in a country or territory that is the subject of Sanctions.

(b)            The Parent and each of its Subsidiaries is in compliance, in all material respects, with the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, as well as any other applicable Sanctions.

Section 3.24      Foreign Corrupt Practices Act. No part of the proceeds of the Loans shall be used directly or, to the knowledge of the Parent and the Borrowers, indirectly, by the Parent and its Subsidiaries in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). The Parent and each of its Subsidiaries is in compliance, in all material respects, with the FCPA.

Section 3.25      Luxembourg Regulatory Matters. The Lux Borrower does not carry out any activity in the financial sector on a professional basis (as referred to in the Luxembourg law dated 5 April 1993 on the financial sector, as amended from time to time) or any activity requiring the granting of a business license under the Luxembourg law dated 2 September 2011 governing the access to the professions of skilled craftsman, tradesman, manufacturer, as well as to certain liberal professions. The Lux Borrower has not filed a request and, to the best of its knowledge, no person has filed a request with any competent court seeking that the Lux Borrower be declared subject to bankruptcy (faillite), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 2 to 12 and Article 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time) (and which include foreign court decisions as to faillite or analogous procedures according to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended (the “European Insolvency Regulation”)); provided that, for the avoidance of doubt, neither the Chapter 11 Cases nor the Previous Chapter 11 Cases constitute a breach of this Section 3.25. The Lux Borrower is not, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, be in a state of cessation of payments (cessation de paiements), or be deemed to be in such state, and has not lost, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, lose its creditworthiness (ébranlement de crédit), or be deemed to have lost such creditworthiness and is not aware, or may be not reasonably be aware, of such circumstances. The place of the central administration (siège de l'administration centrale), the principal place of business (principal établissement) and the centre of main interests (within the meaning given to such term in the European Insolvency Regulation) of the Lux Borrower are located at the place of its registered office (siège statutaire) in Luxembourg and the Lux Borrower has no establishment (as such term is defined in the European Insolvency Regulation) outside Luxembourg. The Lux Borrower is in full compliance with the Luxembourg Act dated 31 May 1999 on the domiciliation of companies, as amended (and the relevant regulations).

Section 3.26      Bankruptcy Matters. (a) The Chapter 11 Cases were commenced on the Petition Date in accordance in all material respects with applicable law and proper notice thereof was given. Proper notice was also provided for (x) the motion seeking approval of the Loan Documents pursuant to the DIP Order and (y) the hearing for the approval of the DIP Order.

(b)            The Interim Order (with respect to the period prior to the entry of the Final Order) or the Final Order (with respect to the period on and after the entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), modified or amended without the Required Lenders’ consent (which consent of the Required Lenders may be communicated via a Direction of the Required Lenders).

Section 3.27      Irish Company Law Provisions.

(a)            The Parent and the other Irish Loan Parties, together with each other Loan Party whose obligations are guaranteed by them or are the subject of security granted by them under the Loan Documents, together comprise a corporate “group” for the purposes of section 243 of the Companies Act 2014 of Ireland.

Article IV

Conditions of Lending

The obligations of the Lenders to make Loans (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

Section 4.01      All Credit Events After the Closing Date. On the date of each Credit Event occurring after the Closing Date (including the Final Draw):

(a)            The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03).

(b)            Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c)            At the time of and immediately after the applicable Borrowing, as applicable, no Event of Default or Default shall have occurred and be continuing.

(d)            (i) The Final Order shall have been entered by the Bankruptcy Court and shall not have been amended, modified, repealed or stayed in any respect without the Required Lenders’ consent (which consent of the Required Lenders may be communicated via a Direction of the Required Lenders).

(e)            The RSA shall be in full force and effect and no Funded Debt Creditor Termination Event (as defined in the RSA) shall have occurred and be continuing under the RSA.

Each Credit Event that occurs after the Closing Date shall be deemed to constitute a representation and warranty by the Parent and each Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02      First DIP Borrowing. On or prior to the Closing Date:

(a)            The Administrative Agent and the Specified Lender Advisors shall have received from each of the Parent, each Borrower and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf” or DocuSign)) that such party has signed a counterpart of this Agreement.

(b)            The Administrative Agent and the Specified Lender Advisors shall have received (i) from each of the Parent, each Borrower and the Subsidiary Loan Parties a counterpart signed by such Loan Party of each of the Loan Documents to be executed and delivered on the Closing Date to which such Loan Party is a party and (ii) a Borrowing Request as required by Section 2.03.

(c)            The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or Director or similar officer of each Loan Party dated the Closing Date and certifying:

(i)           a copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member), and, if applicable, by the shareholders’ meeting of such Loan Party, authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date; and

(ii)          in relation to the Parent and any Irish Loan Party, among other things (A) the constitution of the Parent and that Irish Loan Party together with a certificate of incorporation (and any applicable certificate of incorporation on change of name, re-registration or conversion) and (B) compliance with certain provisions of the Companies Act 2014 of Ireland.

(d)            As of the Closing Date, each of the representations and warranties set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of the Closing Date.

(e)            No event, circumstance or condition shall have occurred since August 23, 2023 that has had, or would reasonably be expected to have, a Material Adverse Effect.

(f)            All necessary governmental and third party consents and approvals necessary in connection with the DIP Facility and the Transactions shall have been obtained (without the imposition of any materially adverse conditions that are not acceptable to the Required Lenders (which may be communicated via a Direction of the Required Lenders)) and shall remain in effect; and the making of the loans under the DIP Facility shall not violate any material applicable requirement of law and shall not be enjoined temporarily, preliminarily or permanently.

(g)            The Agents, the Lenders and the Fronting Lender shall have received (or will receive from the proceeds of the Loans) all fees payable hereunder or under any Loan Documents, including the Fee and Premium Letters, on or prior to the Closing Date and, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, charges, disbursements and expenses of (i) Gibson, Dunn & Crutcher LLP, as counsel to the Ad Hoc First Lien Term Loan Group, (ii) Evercore Group L.L.C., as financial advisor to the Ad Hoc First Lien Term Loan Group, (iii) local counsel in Ireland and Luxembourg to the Ad Hoc First Lien Term Loan Group, (iv) ArentFox Schiff LLP, as counsel to the Agents, (v) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Ad Hoc Crossover Group, (vi) Perella Weinberg Partners LP, as financial advisor to the Ad Hoc Crossover Group, (vii) local counsel in Ireland and Delaware to the Ad Hoc Crossover Group, (viii) Davis Polk & Wardwell LLP, as counsel to the Ad Hoc 2025 Noteholder Group, and (ix) such other advisors as are necessary and appropriate, subject to the consent of the Borrowers (not to be unreasonably withheld)) shall be paid (or will be paid from the proceeds of the Loans), in each case to the extent required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document on or prior to the Closing Date.

(h)            The RSA shall be in full force and effect and shall not have been amended or modified in a fashion that is materially adverse to the Lenders without the consent of the Required Lenders and no Funded Debt Creditor Termination Event (as defined in the RSA) shall have occurred and be continuing under the RSA.

(i)            [reserved].

(j)            On the Closing Date and immediately after giving effect to the Initial Draw, no Default or Event of Default shall have occurred and be continuing on such date.

(k)            To the extent requested at least five (5) Business Days before the Closing Date, the Borrower shall have provided to the Administrative Agent the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act, in each case at least one (1) Business Day prior to the Closing Date.

(l)             At least three days in advance of the Closing Date, the Administrative Agent and the Lenders shall have received a Beneficial Ownership Certificate in relation to any Loan Parties to the extent such Loan Party qualifies as a “legal entity customer”.

(m)           The Administrative Agent and the Lenders shall have received the Approved Budget, and except as reasonably acceptable to the Required Lenders, such Budget shall be substantially consistent with the budget attached as Exhibit 1 to the Interim Order.

(n)            The Administrative Agent shall have received a customary certificate (satisfactory to the Required Lenders; it being understood, that a certificate substantially consistent with the equivalent certificate delivered in connection the Pre-Petition Loan Documents shall be considered satisfactory), dated the Closing Date and signed by a Financial Officer of each Borrower, confirming compliance with the conditions precedent set forth in this Section 4.02 (other than any matters which are to be delivered by, provided by, or subject to the satisfaction of, any party other than the Loan Parties).

(o)            (i) The Interim Order shall have been entered by the Bankruptcy Court and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Required Lenders (such consent not to be unreasonably withheld) and (ii) no motion for reconsideration of the Interim Order shall have been timely filed by any Debtor or any subsidiary thereof.

(p)            The Chapter 11 Cases shall have been commenced by Debtors and the same shall each be a debtor and a debtor in possession. The Chapter 11 Cases of the Debtors shall not have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code. No trustee under chapter 7 or chapter 11 of the Bankruptcy Code shall have been appointed in the Chapter 11 Cases.

(q)            The Administrative Agent shall have received, on behalf of itself and the Lenders, a written opinion of Arthur Cox LLP, as special Irish counsel for certain of the Loan Parties, covering capacity and authority (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders covering such matters relating to the Loan Documents as the Administrative Agent and the Required Lenders shall reasonably request.

(r)            After giving effect to the Interim Order and subject to post-closing covenants and registration requirements (including as set forth in Section 5.12), the Collateral and Guarantee Requirement shall be satisfied.

(s)            The Administrative Agent shall have received, on behalf of itself and the Lenders, a written opinion of McCann Fitzgerald LLP, as special Irish counsel for certain of the Lenders, covering enforceability (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders covering such matters relating to the Loan Documents as the Administrative Agent and the Required lenders shall reasonably request.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Article V

Affirmative Covenants

The Parent and each Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Parent and each Borrower will, and will cause each of the Subsidiaries to:

Section 5.01      Existence; Business and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) as otherwise permitted under Section 6.05, and (ii) for the liquidation or dissolution of Subsidiaries (other than any Borrower) if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Parent or a Wholly Owned Subsidiary of the Parent in such liquidation or dissolution; provided that (x) Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties, and (y) Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b)            Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02      Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, promptly cause (including pursuant to the DIP Order) the Collateral Agent to be listed as a co-loss payee on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies (which shall be accomplished pursuant to the DIP Order without any further action being required by the Parent, the Borrowers or any of their Subsidiaries). Notwithstanding the foregoing, the Parent and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b)            In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)           the Administrative Agent, the Collateral Agent, the Lenders and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of the Parent and each Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders and their agents and employees;

(ii)          the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Parent, the Borrowers and the Subsidiaries or the protection of their properties; and

(iii)         the amount and type of insurance that the Parent and its Subsidiaries has in effect as of the Closing Date and the certificates listing the Collateral Agent as a co-loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 5.02.

Section 5.03      Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and a Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment (x) is permitted or required under the Bankruptcy Code, (y) is permitted or required under the Bankruptcy Code or (z) could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04      Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)            within 90 days after the end of each fiscal year ending after the Closing Date, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with Applicable Accounting Principles (it being understood that the delivery by the Parent of annual reports on Form 10-K of the Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b)            within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter ending after the Closing Date), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Parent on behalf of the Parent as fairly presenting, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with Applicable Accounting Principles (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Parent of quarterly reports on Form 10-Q of the Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)            (x) no later than five (5) days after any financial statements are delivered or required to be delivered under clause (a) or (b) above, a certificate of a Financial Officer of the Parent certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) (or since the Closing Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) no later than five (5) days after any financial statements are delivered or required to be delivered under clause (a) above, if the accounting firm is not restricted from providing such a certificate by its policies office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d)            promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Parent, any Borrower or any of the Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Parent or the website of the SEC and written notice of such posting has been delivered to the Administrative Agent;

(e)            no later than five (5) Business Days after each testing date under Section 6.13, a certificate of a Financial Officer of the Lux Borrower certifying that the Borrowers are in compliance with Section 6.13 as of such testing date;

(f)             [reserved]; and

(g)            promptly, from time to time, (i) such other information regarding the operations, business affairs and financial condition of the Parent, the Borrowers or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender) and (ii) information and documentation reasonably requested by any Agent (for itself or on behalf of any Lender) for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws.

The Borrowers hereby acknowledge and agree that all financial statements furnished pursuant to paragraphs (a), (b) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Lux Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 5.05      Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Parent or a Borrower obtains actual knowledge thereof:

(a)            any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)            the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Parent, a Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)            any other development specific to the Parent, a Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d)            the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.05 shall be accompanied by a statement of a Responsible Officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.06      Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.07      Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with Applicable Accounting Principles and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Parent, the Borrowers or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Parent or the Lux Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Parent or the Lux Borrower to discuss the affairs, finances and condition of the Parent, the Borrowers or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Lux Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract. The Parent and each Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to Parent and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

Section 5.08      Use of Proceeds.

(a)            Subject to the terms and conditions herein, use the proceeds of the Loans on or after the Closing Date, solely in accordance with the DIP Order and the Approved Budget (subject to the Permitted Variance), including to: (i) to pay related transaction costs, fees and expenses (including attorney’s fees required to be paid hereunder and to fund the Carve-Out) with respect to the DIP Facility, (ii) fund interest, fees, and other payments contemplated in respect of the DIP Facility and adequate protection payments contemplated by the DIP Order, (iii) to provide working capital and for other general corporate purposes of the Loan Parties and their Subsidiaries, (iv) fund the costs of the administration of the Chapter 11 Cases and claims or amounts approved by the Bankruptcy Court for payment, including amounts paid pursuant to customary “first day” orders, and (v) fund the Exit A/R Facility Cash Sweep, the DIP Cash Sweep and the Exit Minimum Cash Sweep (each as defined in the Plan attached as Exhibit A to the RSA), in each case, the extent applicable.

(b)            The Loan Parties shall not be permitted to use the proceeds of the Loans or any cash collateral in contravention of the provisions of the Loan Documents, the Approved Budget (subject to the Permitted Variance), the DIP Order, the Bankruptcy Code or any other applicable insolvency laws governing an ongoing insolvency proceeding with respect to such Loan Party, including any restrictions or limitations on the use of proceeds contained therein.

Section 5.09      Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10      Further Assurances; Additional Security. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (acting at the Direction of the Required Lenders in their reasonable discretion) (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)            If any asset is acquired by the Parent, any Borrower or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, (y) assets constituting Excluded Property and (z) assets of any Subsidiary Loan Party organized outside the United States, Luxembourg or Switzerland (other than (i) Investment Property (including, without limitation, Equity Interests, promissory notes or other instruments evidencing Indebtedness) and proceeds thereof and (ii) Collateral and proceeds of Collateral received by it from other Guarantors) for so long as, and to the extent, excluded by reason of the last paragraph of the definition of Collateral and Guarantee Requirement), the Parent, such Borrower or such Subsidiary Loan Party, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) subject (where applicable) to the Agreed Guarantee and Security Principles, cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Subsidiary Loan Parties to take, such actions as shall be reasonably requested by the Collateral Agent (acting at the Direction of the Required Lenders in their reasonable discretion) to satisfy the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to the final paragraph of this Section 5.10.

(c)            If (i) any additional direct or indirect Subsidiary of the Parent is formed or acquired after the Closing Date and such Subsidiary qualifies as a Subsidiary Loan Party or becomes a Debtor or (ii) any person qualifies (but did not previously qualify) as a Subsidiary Loan Party, within 3 Business Days after the date such Subsidiary is formed or acquired (or first becomes subject to such requirement) (or such longer period as the Collateral Agent may agree in its sole discretion (acting at the Direction of the Required Lenders)), notify the Collateral Agent thereof and, within 15 days after the date such Subsidiary is formed or acquired (or first becomes required to be a Subsidiary Loan Party) or becomes a Debtor or such longer period as the Collateral Agent may agree in its sole discretion (acting at the Direction of the Required Lenders), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to the final paragraph of this Section 5.10.

(d)            Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization), (D) in any Loan Party’s jurisdiction of organization or (E) in the location of the chief executive office of any Loan Party that is not a registered organization (to the extent relevant in the applicable jurisdiction of organization); provided, that neither the Parent nor any Borrower shall effect or permit any such change unless all filings have been made, or will have been made within 10 days following such change (or such longer period as the Collateral Agent may agree in its sole discretion (acting at the Direction of the Required Lenders)), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

Notwithstanding anything to the contrary set forth herein or in any other Loan Document, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the Excluded Property.

Section 5.11      Rating. Exercise commercially reasonable efforts to obtain within 30 days after the date the Interim Order is entered (or such longer period of time that the Required Lenders may agree in their sole discretion) and maintain (a) public ratings (but not to obtain a specific rating) from Moody’s or S&P for the DIP Loans and (b) and public corporate credit ratings and corporate family ratings (but, in each case, not to obtain a specific rating) from Moody’s or S&P in respect of the Lux Borrower.

Section 5.12      Post Closing. Take all necessary actions to satisfy the items described on Schedule 5.12 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion (acting at the Direction of the Required Lenders)).

Section 5.13      DDAs. With respect to any DDA opened or acquired after the Closing Date (other than an Excluded Account) (a “New DDA”) (x) maintained by a Loan Party that is a Domestic Subsidiary and (y) described in clause (ii)(C) of the definition thereof and maintained by a Loan Party that is a Foreign Subsidiary (together with any deposit accounts on which a Lien in favor of the Collateral Agent is perfected in accordance with this Section 5.13, a “Blocked Account”), within 30 days after the date such New DDA is opened or acquired, as applicable (or such longer period as may be reasonably consented to by the Administrative Agent (acting at the Direction of the Required Lenders in their reasonable discretion); provided the consent of the Required Lenders may be withheld in their sole discretion with respect to periods longer than 45 days after the New DDA is opened or acquired, as applicable) (the “New DDA Deadline”), enter into a deposit account control agreements (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent and the Collateral Agent (acting at the Direction of the Required Lenders in their reasonable discretion), with the Collateral Agent and the deposit bank with respect to such DDA, which give the Collateral Agent “control” (as defined in the Uniform Commercial Code) over each such Blocked Account maintained with such bank. With respect to any New DDA described in clause (ii)(A) of the definition thereof maintained by an Irish Loan Party, cause the Collateral and Guarantee Requirement to be satisfied with respect to such New DDA within the New DDA Deadline. With respect to any New DDA described in clause (ii)(B) of the definition thereof maintained by a Lux Loan Party, use commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied with respect to such New DDA within the New DDA Deadline. So long as no Event of Default has occurred and is continuing, the Loan Parties will have full and complete access to, and may direct the manner of disposition of, funds in the Blocked Accounts.

Section 5.14      Approved Budget. (a) The Approved Budget shall set forth, on a weekly basis, among other things, Budgeted Disbursement Amounts, Budgeted Restructuring Related Amounts and Budgeted Receivables Facility Amounts for the 13-week period commencing with the week that includes the Closing Date and such Approved Budget shall be approved in writing by, and be in form and substance reasonably satisfactory to, the Required Lenders (it being acknowledged and agreed that the initial Approved Budget attached to this Agreement is approved by and satisfactory to the Required Lenders and is and shall be the Approved Budget unless and until replaced in accordance with terms of this Section) and disclosed in writing to the Administrative Agent. The Approved Budget shall be updated, modified or supplemented by the Borrower every 4 weeks commencing September 27, 2023 in writing transmitted to the Administrative Agent and the Lenders, and no such updated, modified or supplemented budget shall be effective if Administrative Agent (at the Direction of the Required Lenders in their reasonable discretion) reasonably objects in writing within four Business Days of receipt and if no such written objection is received within four Business Days of receipt, the updated, modified or supplemented budget shall be deemed the newly approved Approved Budget; provided that in the event the Required Lenders, on the one hand, and the Borrowers, on the other hand, cannot agree as to an updated, modified or supplemented budget as a resolution to such a reasonable objection, such then current approved Approved Budget shall remain in effect unless and until a new Approved Budget is not reasonably objected to by the Administrative Agent (at the Direction of the Required Lenders in their reasonable discretion). Each Approved Budget shall be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation.

(b)            For each Variance Testing Period, the Borrower shall not permit aggregate Actual Disbursement Amounts (excluding, for the avoidance of doubt, Actual Restructuring Related Amounts and Actual Receivables Facility Amounts) to exceed the aggregate Budgeted Disbursement Amounts (excluding, for the avoidance of doubt, Budgeted Restructuring Related Amounts and Budgeted Receivables Facility Amounts) (each calculated on an aggregate basis as opposed to on a line by line basis), in each case, for such Variance Testing Period, by more than the Permitted Variance for such Variance Testing Period. Notwithstanding anything to the contrary set forth herein or otherwise (including in the DIP Order), (i) the requirement to use the proceeds of the Term Loans in accordance with the Approved Budget (subject to the Permitted Variance) shall not require compliance with the Approved Budget on a line-by-line basis but only on an aggregate disbursement basis as set forth in the first sentence of this Section 5.14(b) and (ii) the Budgeted Restructuring Related Amounts and Budgeted Receivables Facility Amounts shall not restrict the ability of the Parent, the Borrowers and their Subsidiaries to incur such expenses or make disbursements in respect thereof.

(c)            The Borrowers shall deliver to the Administrative Agent and the Lenders on or before 5:00 p.m. (New York City time) on Thursday following the end of each Variance Testing Period an Approved Budget Variance Report.

The Administrative Agent and the Lenders (i) may assume that the Loan Parties will comply with the Approved Budget (subject to the Permitted Variance) and (ii) shall have no duty to monitor such compliance. The line items in the Approved Budget are estimates only (except as set forth in Section 5.14(b)), and the Loan Parties remain obligated to pay any and all amounts incurred regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget shall constitute an amendment or other modification of any Loan Document.

Section 5.15      Milestones. The Borrowers shall, or shall cause the following to occur, by the times and dates set forth below (“Milestones”) (as any such time and date may be extended from time to time with the consent of the Required Lenders); provided that any “delivery” required by this Section 5.15 shall require delivery to the Administrative Agent (which shall reasonably promptly furnish to each of the Lenders and the Specified Lender Advisors, as well as to any other Person specified below):

(a)            by no later than 3 Business Days after the Petition Date, the Bankruptcy Court shall have entered the Interim Order;

(b)            by no later than 50 days after the Petition Date, the Bankruptcy Court shall have entered the Final Order;

(c)            by no later than 50 days after the Petition Date, the Bankruptcy Court shall have entered an order confirming a plan of reorganization that is reasonably acceptable to the Required Lenders (the “Acceptable Plan”) and approving the related disclosure statement; provided that the Plan (as defined in the RSA) will constitute an Acceptable Plan;

(d)            by no later than 90 days after the Petition Date, the effective date of the Acceptable Plan shall have occurred.

Section 5.16      Monthly Reporting. File with the Bankruptcy Court monthly operating reports during the pendency of the Chapter 11 Cases within ten (10) Business Days after the date on which applicable United States Trustee (“U.S. Trustee”) guidelines provide for such monthly operating reports to be filed.

Section 5.17      Debtor-in-Possession Obligations. Comply in a timely manner with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the Bankruptcy Rules, the DIP Order, and any other order of the Bankruptcy Court.

Section 5.18      Mallinckrodt Petten Holdings B.V. Notwithstanding anything to the contrary herein, if, at any time during the Chapter 11 Cases, Mallinckrodt Petten Holdings B.V. shall conduct any business or, directly or indirectly, own any assets (other than de minimis net assets not in excess of the Dutch Net Asset Threshold in the aggregate) or equity of any other person or entity that owns assets (other than de minimis net assets not in excess of the Dutch Net Asset Threshold in the aggregate), whether or not such equity be that of a Debtor or Guarantor, then the Debtors shall cause Mallinckrodt Petten Holdings B.V. to promptly (but in any event within 10 days of commencing such business or taking ownership of such assets) become a Guarantor pursuant to the terms of this Agreement.

Article VI

Negative Covenants

The Parent and each Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Parent and each Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01      Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)            Indebtedness (other than as described in Section 6.01(b) or Section 6.01(t) below) existing or committed on the Closing Date (including the Existing Term Loans, the Existing 2025 Notes, the Existing 2028 Notes and the Existing Second Lien Notes); provided, that any such Indebtedness that is permitted pursuant to this Section 6.01(a) and owed to any person other than Parent and one or more of its Subsidiaries, in an aggregate amount in excess of $5,000,000 (other than the Existing 2025 Notes, the Existing 2028 Notes, the Existing Term Loans and the Existing Second Lien Notes) shall be set forth on Schedule 6.01; provided that any Indebtedness outstanding pursuant to this clause (a) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the same extent required pursuant to Section 6.01(e);

(b)            Indebtedness created hereunder and under the other Loan Documents;

(c)            Indebtedness of the Parent or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d)            Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Parent or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e)            Indebtedness of the Parent or any Borrower to the Parent or any Subsidiary and of any Subsidiary to the Parent, any Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties incurred pursuant to this Section 6.01(e) shall be subject to Section 6.04 and (ii) Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall, within the time frame set forth on Schedule 5.12, be subordinated in right of payment to the Loan Obligations under this Agreement on subordination terms described in Exhibit F hereto or on other subordination terms reasonably satisfactory to the Administrative Agent and a Borrower;

(f)             Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h)            [reserved];

(i)            Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Parent or any Subsidiary entered into after the Petition Date prior to or within 180 days after acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement in an aggregate amount not to exceed at any time outstanding $10,000,000;

(j)            [reserved];

(k)            (x) other Indebtedness of the Parent or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed $5,000,000 when incurred, created or assumed;

(l)            [Reserved];

(m)            Guarantees (i) by the Parent, any Borrower or any Subsidiary Loan Party of any Indebtedness of the Parent, any Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by the Parent, any Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are in existence on the Closing Date, and (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party; provided, that Guarantees (x) by the Parent, any Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment and (y) otherwise permitted by this Section 6.01(m) shall not be permitted with respect to any Indebtedness where the guarantor providing the Guarantee is not permitted to guarantee such Indebtedness because this Section 6.01 (or defined terms used in this Section 6.01) otherwise limit the persons who may guarantee such Indebtedness;

(n)            [reserved];

(o)            Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p)            Indebtedness existing on the Closing Date and arising from agreements of the Parent or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn outs), in each case incurred or assumed in connection with Investments permitted under Section 6.04 or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(q)            [reserved];

(r)             Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(s)            Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Parent or any Subsidiary incurred in the ordinary course of business;

(t)            Indebtedness under the Qualified Receivables Facility;

(u)            obligations in respect of Cash Management Agreements;

(v)            [reserved];

(w)            Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures subject to compliance with Section 6.04 (other than Section 6.04(r));

(x)            [reserved];

(y)            Indebtedness consisting of obligations of the Parent or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions or any other Investment permitted hereunder;

(z)             Indebtedness of the Parent or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Parent and the Subsidiaries; and

(aa)       Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (aa) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.02). In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence (or, in the case of Indebtedness permitted pursuant to Section 6.01(a), on the Closing Date), any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.02      Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Parent or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)            Liens on property or assets of the Parent and the Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $5,000,000 (other than the Existing 2025 Notes, the Existing 2028 Notes, the Existing Term Loans and the Existing Second Lien Notes), set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (or, in the case of obligations other than Indebtedness, any refinancing), shall not be amended, replaced or renewed so as to increase their priority in relation to Liens securing other Indebtedness with respect to such property or assets, if any, as on the Closing Date, and shall not subsequently apply to any other property or assets of the Parent, any Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien (or falls within the scope of such Lien), (B) property to which such Lien is required to apply (including property of subsequently added guarantors thereof) pursuant to the terms thereof as in effect on the Closing Date and (C) proceeds and products thereof;

(b)            any Lien created under the Loan Documents;

(c)            any Lien granted in accordance with the DIP Order;

(d)            Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith in compliance with Section 5.03;

(e)            Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Parent or any Subsidiary shall have set aside on its books reserves in accordance with Applicable Accounting Principles;

(f)            (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent or any Subsidiary;

(g)            deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)            zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Parent or any Subsidiary;

(i)             Liens securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of the Parent, any Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness, and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);

(j)             [reserved];

(k)            non-consensual Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)             any interest or title of a lessor or sublessor under any leases or subleases entered into by the Parent or any Subsidiary in the ordinary course of business;

(m)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent or any Subsidiary, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Parent, any Borrower or any Subsidiary in the ordinary course of business;

(n)            Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (iv) in respect of Third Party Funds;

(o)            Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 6.01(f) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p)            leases or subleases, and licenses or sublicenses (including with respect to Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;

(q)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)             Liens solely on any cash earnest money deposits made by the Parent or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s)            Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(t)             Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(u)            the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(v)            agreements to subordinate any interest of the Parent or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Parent, any Borrower or any of the Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(w)           Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(x)            Liens on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement;

(y)            Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z)            Liens in respect of Qualified Receivables Facilities that extend only to Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity;

(aa)       Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb)       in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(cc)       Liens securing Indebtedness or other obligation (i) of the Parent or a Subsidiary in favor of the Parent, a Borrower or any Subsidiary Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(dd)       Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ee)       Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Parent, any Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Parent or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(ff)        [reserved];

(gg)      [reserved];

(hh)       Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Parent or any of the Subsidiaries in the ordinary course of business; and

(ii)            other Liens with respect to property or assets of the Parent or any Subsidiary securing obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (ii), immediately after giving effect to the incurrence of such Liens, would not exceed $5,000,000 when incurred, created or assumed.

For purposes of determining compliance with this Section 6.02, ) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (ii) but may be permitted in part under any combination thereof. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness (or, in the case of Liens permitted pursuant to Section 6.02(a), on the Closing Date), such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 6.03      Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”).

Section 6.04      Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a)            [reserved];

(b)            (i) Investments (x) by the Parent, any Borrower or any Subsidiary in the Equity Interests of any Subsidiary as of the Closing Date and (y) by the Parent, any Borrower or any Subsidiary consisting of intercompany loans from the Parent, any Borrower or any Subsidiary to the Parent, any Borrower or any Subsidiary as of the Closing Date; provided that to the extent any such intercompany loan that is owing by a non-Subsidiary Loan Party to the Parent, any Borrower or any Subsidiary Loan Party (the “Scheduled Loans”) (or any additional Investments made by the Parent, any Borrower or any Subsidiary Loan Party pursuant to this proviso) is repaid after the Closing Date or the Parent, any Borrower or any Subsidiary Loan Party receives, after the Closing Date, any dividend, distribution, interest payment, return of capital, repayment or other amount in respect of any scheduled Investment in the Equity Interests of any non-Subsidiary Loan Party (a “Return of Scheduled Equity”), then additional Investments may be made by the Parent, any Borrower or any Subsidiary Loan Party in any non-Subsidiary Loan Party in an aggregate amount up to the amount actually received by the Parent, any Borrower or any Subsidiary Loan Party after the Closing Date as payment in respect of such Investments; provided further that in no event will the aggregate amount of additional Investments made by the Parent, any Borrower or any Subsidiary Loan Party in non-Subsidiary Loan Parties pursuant to this proviso exceed $5,000,000 in the aggregate; (ii) Investments in the Parent, any Borrower or any Subsidiary Loan Party; provided that all amounts owing by the Borrowers or any Guarantor to any Subsidiary that is not a Guarantor shall, within the time frame set forth on Schedule 5.12, be subordinated in right of payment to the Obligations pursuant to a subordination agreement substantially in the form of Exhibit F hereto or otherwise reasonably satisfactory to the Administrative Agent and a Borrower; (iii) Investments by any Subsidiary that is not a Borrower or Guarantor in any Subsidiary that is not a Borrower or Guarantor; (iv) [reserved]; (v) other intercompany liabilities amongst the Borrowers and the Guarantors incurred in the ordinary course of business; and (vi) other intercompany liabilities amongst Subsidiaries that are not Guarantors incurred in the ordinary course of business in connection with the cash management operations of such Subsidiaries.

(c)            Permitted Investments and Investments that were Permitted Investments when made;

(d)            Investments arising out of the receipt by the Parent, any Borrower or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e)            loans and advances to officers, directors, employees or consultants of the Parent, any Borrower or any Subsidiary in respect of payroll payments and expenses in the ordinary course of business;

(f)             accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)            Hedging Agreements entered into for non-speculative purposes;

(h)            Investments (not in Subsidiaries, which are provided in clause (b) above) existing on, or contractually committed as of, the Closing Date and set forth on Part C of Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);

(i)             Investments resulting from pledges and deposits under Sections 6.02(f), (g), (n), (q), (r), (dd) and (ii);

(j)             other Investments by the Parent or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $5,000,000;

(k)            [reserved];

(l)             Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Parent or a Subsidiary as a result of a foreclosure by the Parent or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m)            Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Parent or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n)            acquisitions by the Parent, any Borrower or any Subsidiary of obligations of one or more officers or other employees of the Parent, any Borrower or any of the Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Parent, so long as no cash is actually advanced by any Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o)            Guarantees by the Parent, any Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (a), (b), (e), (f), (g), (i) or (l) of the definition thereof, in each case entered into by the Parent, any Borrower or any Subsidiary in the ordinary course of business;

(p)            [reserved];

(q)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(r)             Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(s)            advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent or such Subsidiary;

(t)             [reserved];

(u)            Investments consisting of Permitted Receivables Facility Assets arising as a result of Qualified Receivables Facilities;

(v)            Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons, in each case in the ordinary course of business; and

(w)           to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business.

Any Investment in any person other than the Parent, a Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Notwithstanding anything to the contrary set forth in this Section 6.04, no material Investment may be made after the Closing Date pursuant to Section 6.04(b) by a Loan Party to a Subsidiary unless (i) all Equity Interests issued by such Subsidiary and held by Loan Parties constitute Collateral, (ii) a Borrower determines in good faith that such pledge of Equity Interests issued by such Subsidiary (1) could reasonably be expected to result in the Parent or any of its Subsidiaries incurring any material Tax or other cost (other than a de minimis cost) or any disruption in the operations or internal financing activities of the Parent and its Subsidiaries, (2) is not permitted by, or could reasonably be expected to cause any officers, directors or employees of the Parent or any of its Subsidiaries to become subject to related liabilities under any, applicable Requirement of Law or (iii) all Equity Interests issued by such Subsidiary and held by Loan Parties would constitute “Excluded Securities” pursuant to clause (c) of the definition thereof.

Notwithstanding anything to the contrary set forth in this Section 6.04, no Loan Party shall make any Investment in any Subsidiary (other than another Loan Party) if the consideration paid by such Loan Party to such Subsidiary (other than a Loan Party) in respect of such Investment constitutes Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business.

Notwithstanding anything to the contrary set forth in this Section 6.04, no Loan Party shall, or shall permit any Subsidiary to, make any Investment in Mallinckrodt Petten Holdings B.V. other than solely amounts in cash required for such entity to pay its administrative expenses (including franchise or similar taxes) in the ordinary course of business.

Section 6.05      Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a)            (i) the purchase and Disposition of inventory in the ordinary course of business by the Parent or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Parent or any Subsidiary or, with respect to operating leases, otherwise for Fair Market Value on market terms (as determined in good faith by a Borrower), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Parent or any Subsidiary or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b)            if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary (other than any Borrower) with or into a Borrower in a transaction in which such Borrower is the survivor, (ii) the merger, amalgamation or consolidation of any Subsidiary (other than any Borrower) with or into any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party organized in a Qualified Jurisdiction and, in the case of each of clauses (i) and (ii), no person other than a Borrower or a Subsidiary Loan Party receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger, amalgamation or consolidation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary that is not a Subsidiary Loan Party, (iv) [reserved], (v) any Subsidiary (other than any Borrower) may merge, amalgamate or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04), which shall be a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party (and organized in a Qualified Jurisdiction if the merging, consolidating or amalgamating subsidiary was a Loan Party organized in a Qualified Jurisdiction) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (vi) any Subsidiary (other than any Borrower) may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c)            Dispositions to the Parent or a Subsidiary; provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.04;

(d)            [reserved];

(e)            Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f)            the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g)            other Dispositions of assets to persons other than the Parent and its Subsidiaries; provided, that (i) the Net Proceeds thereof, if any, are applied in accordance with Section 2.09(b) to the extent required thereby and (ii) any such Dispositions shall comply with the final sentence of this Section 6.05;

(h)            [reserved];

(i)             leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j)             Dispositions of inventory in the ordinary course of business or Dispositions or abandonment of Intellectual Property of the Parent and its Subsidiaries determined in good faith by the management of a Borrower to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Parent or any of the Subsidiaries;

(k)            [reserved]; and

(l)             the purchase and Disposition (including by capital contribution) of Permitted Receivables Facility Assets pursuant to a Qualified Receivables Facility.

Notwithstanding anything to the contrary contained in Section 6.05, no Disposition of assets under Section 6.05(g) shall be permitted unless (i) such Disposition is for Fair Market Value, and (ii) 100% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $1,000,000 but not to exceed $5,000,000 in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Parent’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or are otherwise cancelled in connection with such transaction and (b) any notes or other obligations or other securities or assets received by the Parent or such Subsidiary from the transferee that are converted by the Parent or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received).

Notwithstanding anything to the contrary contained in this Section 6.05 no Loan Party shall make any Disposition of Material Intellectual Property to any Subsidiary (other than another Loan Party); provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business.

Notwithstanding anything to the contrary set forth in this Section 6.05, no Loan Party shall, or shall permit any Subsidiary to, make any Disposition to Mallinckrodt Petten Holdings B.V.; provided that, for the avoidance of doubt, this sentence shall not prohibit Investments permitted by the last paragraph of Section 6.04.

Section 6.06      Dividends and Distributions. (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (including any repayment by a Subsidiary that is not a Loan Party of any Indebtedness of a direct or indirect parent company that is a Loan Party) (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Parent’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares), (ii) make any voluntary principal prepayment on, or voluntarily redeem, repurchase, defease or otherwise acquire or retire for value (including through a tender offer, open market purchase or debt-for-debt exchange), in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness, Indebtedness for borrowed money (or Indebtedness evidenced by bonds, debentures, notes or similar instruments) secured by Junior Liens or unsecured Indebtedness for borrowed money (or Indebtedness evidenced by bonds, debentures, notes or similar instruments), and any guarantees of any of the foregoing, of the Parent or any Loan Party (other than the prepayment, redemption, repurchase, defeasance, acquisition or retirement (including through a tender offer, open market purchase or debt-for-debt exchange) of Indebtedness owed to the Parent or any Subsidiary thereof) (such prepayments, redemptions, repurchases, defeasance, acquisitions or retirements described in this clause (ii), “Restricted Debt Payments”) or (iii) make any voluntary prepayment on, or voluntarily repurchase, defease or otherwise acquire or retire for value (including through a purchase for cash or exchange for debt) any payment obligations with respect to the Opioid Settlement or the DOJ Settlement, in each case prior to any scheduled payment, except in accordance with the RSA (such prepayments, repurchases, defeasances, acquisitions or retirements described in this clause (iii), “Restricted Settlement Payments”; and, collectively, all of the foregoing in clauses (i), (ii) and (iii), “Restricted Payments”); provided, however, that:

(a)            Restricted Payments may be made to the Parent or any Wholly Owned Subsidiary;

(b)            any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;

(c)            Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(d)            purchases of Permitted Receivables Facility Assets pursuant to a Securitization Repurchase Obligation and the payment or distribution of Securitization Fees, in each case, in connection with the Qualified Receivables Facility; and

(e)            Restricted Payments may be made to the extent expressly contemplated by the DIP Order or the RSA.

Notwithstanding anything to the contrary set forth in this Section 6.06, no Loan Party shall make any Restricted Payment to any Subsidiary (other than another Loan Party) in the form of Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business.

Notwithstanding anything to the contrary set forth in this Section 6.06, no Loan Party shall, or shall permit any Subsidiary to, make any Restricted Payment to Mallinckrodt Petten Holdings B.V.; provided that, for the avoidance of doubt, this sentence shall not prohibit Investments permitted by the last paragraph of Section 6.04.

Section 6.07      Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Parent, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction), unless such transaction is (i) otherwise in a transaction (or series of related transactions) involving aggregate consideration in excess of $1,000,000 required under this Agreement or (ii) upon terms that are substantially no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Parent or such Subsidiary in good faith.

(b)            The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)           any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Parent,

(ii)          [reserved],

(iii)         transactions among the Parent and/or any of its Subsidiaries; provided that transactions between any Loan Party, on the one hand, and any Subsidiary that is not a Loan Party, on the other hand, shall be permitted under this clause (iii) only if in the ordinary course of business,

(iv)         the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Parent and the Subsidiaries in the ordinary course of business,

(v)          the Transactions (including the payment of all Transaction Expenses),

(vi)        (A) any employment agreements entered into by the Parent or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii)        Restricted Payments permitted under Section 6.06 and Investments permitted under Section 6.04,

(viii)       transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(ix)         [reserved],

(x)          transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xi)         transactions pursuant to a Qualified Receivables Facility,

(xii)        transactions between (A) the Parent or any of the Subsidiaries and (B) any person that is either not closely held or a Subsidiary of a person that is not closely held, a director of which is also a director of the Parent; provided, however, that (A) such director abstains from voting as a director of the Parent on any matter involving such other person and (B) such person is not an Affiliate of the Parent for any reason other than such director’s acting in such capacity,

(xiii)       transactions permitted by, and complying with, the provisions of Section 6.05,

(xiv)       [reserved],

(xv)        payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Parent in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement, and

(xvi)       transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or otherwise in compliance with the terms of this Agreement that are fair to the Parent or the Subsidiaries.

Section 6.08      Business of the Parent and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business, and in the case of a Receivables Entity, Qualified Receivables Facilities and related activities.

Section 6.09      Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or other distributions or the making of cash advances to the Parent or any Subsidiary that is a direct or indirect parent of such Material Subsidiary or (ii) the granting of Liens by the Parent or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(a)            restrictions imposed by applicable law;

(b)            contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date (including the Existing Term Loans, the Existing 2025 Notes, the Existing 2028 Notes, the Existing Second Lien Notes and the Existing A/R Facility) or contained in any Indebtedness outstanding pursuant to Section 6.01(z);

(c)            any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d)            customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e)            any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(f)             any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by a Borrower);

(g)            customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h)            customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i)             customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(j)             customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(k)            customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(l)            customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as a Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent and its Subsidiaries to meet their ongoing obligations;

(m)           any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(n)            restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Loan Party (so long as such restrictions only relate to non-Loan Parties);

(o)            customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(p)            restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(q)            restrictions contained in any Permitted Receivables Facility Documents with respect to the Receivables Entity;

(r)            restrictions contained in the Opioid Settlement or the DOJ Settlement; and

(s)            any encumbrances or restrictions of the type referred to in clause (i) or (ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Parent, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.10      Fiscal Year. In the case of the Parent, permit any change to its fiscal year.

Section 6.11      Amendment to DOJ and Opioid Settlements. (a) Modify, amend or waive any term of either of the DOJ Settlement or the Opioid Settlement, other than (i) in accordance with the RSA or (ii) as agreed by the Required Lenders, (b) make any Restricted Settlement Payment (except as in accordance with the RSA) or (c) cause any Subsidiary (other than the Loan Parties) to guarantee the obligations in respect of the Opioid Settlement or the DOJ Settlement.

Section 6.12      Limitation on Transfers to Mallinckrodt Holdings GmbH. (i) Dispose of any material property or assets (including through the making of any material Investment) to Mallinckrodt Holdings GmbH or any of its Subsidiaries, other than pursuant to the intercompany receivable owned by Mallinckrodt Holdings GmbH and existing on March 9, 2021 (the “Swiss Intercompany Receivable”), (ii) permit Mallinckrodt Holdings GmbH and its Subsidiaries, when taken collectively as if constituting a single Subsidiary (but excluding the Swiss Intercompany Receivable), to constitute a Material Subsidiary or (iii) permit Mallinckrodt Holdings GmbH or its Subsidiaries to incur any material Indebtedness owed to unaffiliated third parties, or guarantee any material Indebtedness owed to any unaffiliated third-parties, in each of clauses (i) through (iii), unless Mallinckrodt Holdings GmbH shall become a Loan Party.

Section 6.13      Financial Covenant. Commencing with the date that is one (1) month after the Closing Date and subsequently tested on each monthly anniversary thereof, permit Liquidity to be less than $100,000,000 as of such testing date.

Section 6.14      Orders. Notwithstanding anything to the contrary herein, use any portion or proceeds of the Loans or the Collateral, or disbursements set forth in the Approved Budget, for payments or purposes that would violate the terms of the DIP Order.

Section 6.15      Insolvency Proceeding Claims. Incur, create, assume, suffer to exist or permit any other super priority administrative claim which is pari passu with or senior to the claim of the Administrative Agent or the Lenders against the Debtors, except as set forth in the DIP Order or the Cash Management Order.

Section 6.16      Bankruptcy Actions. Absent Direction of the Required Lenders, file a motion seeking, or consent to the entry of, any order of the Bankruptcy Court granting authority to (x) take any action that is prohibited by the terms of this Agreement, the DIP Order or the other Loan Documents or (y) refrain from taking any action that is required to be taken by the terms of the DIP Order or any of the other Loan Documents.

Article VII

Events of Default

Section 7.01      Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a)            any representation or warranty made or deemed made by the Parent, any Borrower or any Subsidiary Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made and such false or misleading representation or warranty (if curable) shall remain false or misleading for a period of 5 days after the earlier of (i) knowledge of a Financial Officer of the Parent, any Borrower or any Subsidiary Loan Party thereof or (ii) notice thereof from the Administrative Agent to the Parent;

(b)            default shall be made in the payment of any principal of any Loan when and as such Loan shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)            default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d)            default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in, Section 5.01(a) (solely with respect to the Parent and the Borrowers), 5.05(a). 5.08, 5.11 through 5.16, 5.18 or in Article VI;

(e)            default shall be made in the due observance or performance by the Parent, any Borrower or any of the Subsidiary Loan Parties of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 15 days after notice thereof from the Administrative Agent to the Lux Borrower;

(f)            (i) any event or condition occurs that (A) results in any Material Indebtedness of any Loan Party becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness of any Loan Party or any trustee, agent or administrator on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, prepaid or repaid (subject to the terms of this Agreement), or any such event or condition having been cured promptly; (ii) the Parent or any Loan Party fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; or (iii) any event or condition occurs that results in any Qualified Receivables Facility terminating or the full amount thereof becoming due prior to its scheduled maturity, or any Qualified Receivables Facility is declared to be terminated or due and payable in full, or required to be prepaid, purchased or defeased in full, in each case prior to the stated maturity thereof without such Qualified Receivables Facility having been discharged, prepaid or repaid (subject to the terms of this Agreement), or any such event or condition having been cured promptly; provided, that this clause (f) shall not apply to (1) any Indebtedness, in each case that becomes due or is required to be prepaid, repurchased, redeemed or defeased (or enables or permits the holder or holders thereof or any trustee, agent or administrator on its or their behalf), in each case as a result of the Disposition of (or the occurrence of a Recovery Event with respect to) property or assets or the occurrence of a “change of control” or similar event, if (x) in the case of a Disposition, such Disposition is permitted hereunder and under the documents providing for such Indebtedness, (y) payments are made in accordance with the terms of such Indebtedness (giving effect to any applicable grace period) in compliance with the Loan Documents and (z) such property or assets either do not constitute Collateral or secured by a Permitted Prior Lien or (2) pre-petition Indebtedness to the extent that any such payment shall not be required by, and the enforcement of remedies in connection with such pre-petition Indebtedness, is stayed by, the application of the Bankruptcy Code;

(g)            there shall have occurred a Change of Control;

(h)            the RSA shall have been terminated by the Opioid Master Disbursement Trust II as a result of the occurrence of a MDT II Termination Event (as defined in the RSA) and the Opioid Master Disbursement Trust II shall have asserted claims under the Snap-Back Provision (as defined in the Revised Deferred Cash Payments Agreement (as defined in the RSA));

(i)            any order having been entered or granted by the Irish High Court lifting court protection in the examinership proceedings relating to the Parent or removing the examiner appointed in respect of such proceedings and terminating the examinership process in accordance with Part 10 of the Companies Act 2014 of Ireland;

(j)             the failure by any Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $10,000,000, which judgments are not discharged or effectively waived or stayed for a period of 25 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of the Parent or any Subsidiary to enforce any such judgment;

(k)            (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the Parent or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l)            (i) any Loan Document shall for any reason be asserted in writing by the Parent, any Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document or the DIP Order and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Parent or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from failure of the Collateral Agent to maintain possession of certificates actually delivered to it or to file Uniform Commercial Code continuation statements or take actions described in on Schedule 3.04 (or their equivalent in any applicable jurisdiction) (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party), or (iii) the Guarantee of the Parent, or a material portion of the Guarantees pursuant to the Loan Documents by the Subsidiary Loan Parties guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Parent or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is promptly replaced or perfected (as needed) and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(m)           The occurrence of any of the following in any of the Chapter 11 Cases, except to the extent consented to be the Required Lenders (which may be evidenced by a Direction of the Required Lenders) or if Lenders (or Related Funds thereof) seek or support any such action:

(i)           other than a motion in support of the DIP Order or actions in accordance with the RSA, the bringing of any motion, or the filing of any plan of reorganization or disclosure statement attendant thereto, by any of the Loan Parties or any Subsidiary in the Chapter 11 Cases (or the entry of an order of the Bankruptcy Court granting a motion) seeking: (A) to obtain additional financing under Section 364(c) or Section 364(d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Permitted Liens; (C) except as provided in the DIP Order, to use cash collateral of the Administrative Agent and the other Secured Parties or Pre-Petition Lenders or Pre-Petition Agent, the Existing 2025 Notes Collateral Agent, the Existing 2025 Notes Trustee, the Existing 2025 Note Holders, the Existing 2028 Notes Collateral Agent, Existing 2028 Notes Trustee or the Existing 2028 Note Holders under Section 363(c) of the Bankruptcy Code or (D) to approve any other action or actions adverse to the Administrative Agent and Lenders’ rights and remedies under the Loan Documents or the validity or perfection of their Liens on the Collateral;

(ii)          other than in accordance with the RSA, (A) the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by a Loan Party that does not propose to indefeasibly repay in full in cash the Obligations under this Agreement on or before the effective date of such plan or plans, (B) if any of the Loan Parties or their Subsidiaries shall seek, support or fail to contest in good faith the filing or confirmation of any such plan or entry of any such order that does not propose to indefeasibly repay in full in cash the Obligations under this Agreement on or before the effective date of such plan or plans, (C) the entry of any order terminating any Loan Party’s exclusive right to file a plan of reorganization, or (D) the expiration of any Loan Party’s exclusive right to file a plan of reorganization;

(iii)         the entry of an order in any of the Chapter 11 Cases confirming a plan of reorganization that is not either (A) in accordance with the RSA or (B) otherwise acceptable to the Required Lenders in their reasonable discretion, other than to the extent that such plan of reorganization provides for the termination of the Commitments and indefeasible repayment in full in cash of all of the Obligations under this Agreement on or before the effective date of such plan or plans;

(iv)        (A) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents, the DIP Order or the Cash Management Order (including any order in respect of the Required Milestones specified herein), (B) the filing by a Loan Party of a motion for reconsideration with respect to the DIP Order or (C) any Loan Party or any Subsidiary shall fail to comply with Section 5.17, the DIP Order or the Cash Management Order and such default shall continue unremedied for a period of 3 Business Days after notice thereof from the Administrative Agent to the Lux Borrower;

(v)         [reserved];

(vi)        [reserved];

(vii)       the appointment of an interim or permanent trustee in the Chapter 11 Cases or the appointment of an examiner in the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties;

(viii)      (A) the dismissal or conversion of any Chapter 11 Case or (B) any Loan Party shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise;

(ix)         any Loan Party shall file a motion (without consent of the Required Lenders) seeking, or the Court shall enter an order granting, relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code to allow any creditor (other than the Administrative Agent) to execute upon or enforce a Lien on any Collateral of a value in excess of $5,000,000;

(x)          the entry of an order in the Chapter 11 Cases avoiding or requiring the disgorgement of any portion of the payments made on account of the Obligations owing under this Agreement, the other Loan Documents, the RSA or the Forbearance and Settlement Payment (as defined in the RSA);

(xi)         [reserved];

(xii)        other than in respect of this Agreement and the other Loan Documents, or as otherwise permitted under the applicable Loan Documents, the DIP Order or the Cash Management Order, (A) the existence of any claims or charges, or the entry of any order of the Court authorizing any claims or charges entitled to superpriority administrative expense claim status in any Chapter 11 Case pursuant to Section 364(c)(1), clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Secured Parties under this Agreement and the other Loan Documents or (B) there shall arise or be granted by the Bankruptcy Court any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted by the Loan Documents;

(xiii)       the DIP Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal (other than through the entry of the Final Order), in each case so as to cause the DIP Order to cease to create a valid and perfected Lien on the Collateral (without further action other than the entry and terms of the DIP Order) to the extent it does so on the Closing Date;

(xiv)       an order in the Chapter 11 Cases shall be entered (i) charging any of, or authorizing the recovery of any amount from, the Collateral under Section 506(c) of the Bankruptcy Code in an aggregate amount in excess of $5,000,000, or (ii) prohibiting or limiting the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Agent, the Existing 2025 Notes Collateral Agent or the Existing 2028 Notes Collateral Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date;

(xv)        any order having been entered or granted (or requested, unless actively opposed by the Loan Parties) by either the Court or any other court of competent jurisdiction materially adversely impacting the rights of the Administrative Agent and the Lenders under the Loan Documents;

(xvi)       an order of the Court shall be entered denying or terminating use of cash collateral by the Loan Parties authorized by the DIP Order;

(xvii)      if the Final Order does not (i) include a waiver, in form and substance reasonably satisfactory to the Required Lenders, of the right to surcharge, or recover any amount from, the Collateral under Section 506(c) of the Bankruptcy Code and (ii) prohibit the imposition of any exception to the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Agent, the Existing 2025 Notes Collateral Agent or the Existing 2028 Notes Collateral Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date;

(xviii)     (A) any Loan Party shall challenge (or support or encourage a challenge of) the validity, enforceability, perfection or priority (as applicable) of (1) the Pre-Petition Loan Documents, the Existing 2025 Notes Documents, the Existing 2028 Notes Documents, (2) the Liens created pursuant to the foregoing, (3) the obligations thereunder, or (4) any payments made (I) to the Administrative Agent or any Lender with respect to the Obligations, (II) to the Pre-Petition Agent or the Pre-Petition Lenders with respect to the obligations under the Pre-Petition Loan Documents, (III) to the Existing 2025 Notes Collateral Agent, the Existing 2025 Notes Trustee or any Existing 2025 Note Holder with respect to the obligations under the Existing 2025 Note Documents or (IV) to the Existing 2028 Notes Collateral Agent, the Existing 2028 Notes Trustee or any Existing 2028 Note Holder with respect to the obligations under the Existing 2028 Notes Documents or (B) the filing of any motion by the Loan Parties seeking approval of (or the entry of an order by the Court approving) adequate protection to any pre-petition creditor in respect of Junior Liens on the Collateral that is inconsistent with the DIP Order;

(xix)       [reserved];

(xx)         if, unless otherwise approved by the Administrative Agent and the Required Lenders, an order of the Court shall be entered providing for a change in venue with respect to the Chapter 11 Cases and such order shall not be reversed, vacated or stayed within 15 days;

(xxi)        any Loan Party or any Subsidiary thereof shall file any motion or other request with the Court seeking to modify or affect any of the rights of the Administrative Agent or the Lenders under the DIP Order or the Loan Documents;

(xxii)      (A) any Loan Party or any Subsidiary thereof shall take any action in support of any matter prohibited by this Section 7.01(m) or (B) any other Person file a motion before the Bankruptcy Court seeking the entry of order in violation of this Section 7.01(m) and such motion is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal;

(xxiii)      the filing of a motion or the taking of any action in the Chapter 11 Cases by any Loan Party seeking the entry of an order by the Bankruptcy Court, or the entry by the Bankruptcy Court of an order in the Chapter 11 Cases, precluding the Administrative Agent, the Collateral Agent, the Pre-Petition Administrative Agent, the Prepetition Term Loan Collateral Agent, the Existing 2025 Notes Collateral Agent or the Existing 2028 Notes Collateral Agent from having the right to, or being permitted to, or precluding any holder of Prepetition First Lien Indebtedness from directing or instructing any of the foregoing parties to exercise the right to, “credit bid” in respect of applicable collateral;

(xxiv)     [reserved];

(xxv)      [reserved];

(xxvi)     the RSA shall have been terminated by (A) the Funded Debt Creditors (as defined in the RSA) following a Funded Debt Creditor Termination Event, (B) the Company (as defined in the RSA) following a Company Termination Event or (C) the parties thereto pursuant to Section 6(d) thereof;

(xxvii)    the valid commencement of a suit or an action (but not including a motion for standing to commence a suit or an action) against any Agent or any Lender or any Pre-Petition Agent or any Pre-Petition Lender and, as to any suit or action brought by any Person other than a Loan Party or a Subsidiary, officer or employee of a Loan Party, and the continuation thereof without dismissal for forty-five (45) days after service thereof on either the Administrative Agent or such Lender or any Pre-Petition Agent or any Pre-Petition Lender, that asserts or seeks by or on behalf of a Loan Party, any official committee in any Chapter 11 Case or any other party in interest in any of the Chapter 11 Cases, a claim or any legal or equitable remedy that would, other than as contemplated by the DIP Order or the Cash Management Order, (x) have the effect of invalidating, subordinating or challenging (I) any or all of the Obligations or Liens of the Agents or any Lender under the Loan Documents or (II) any material portion of the obligations under the Pre-Petition Loan Documents or Liens of the Pre-Petition Agents or the Pre-Petition Lenders under the Pre-Petition Loan Documents to any other claim, or (y) have a material adverse effect on the rights and remedies of any Agents or any Lender under any Loan Document or the Pre-Petition Agent or Pre-Petition Lenders under the Pre-Petition Loan Documents or the collectability of all or any portion of the Obligations under the Loan Documents or the obligations under the Pre-Petition Loan Documents;

(xxviii)   any Debtor shall deny in writing that such Debtor has liability or obligation under this Agreement for the Obligations or seek to recover any monetary damages from any Agent, any Lender or any of the Pre-Petition Secured Parties in their capacity as such;

(xxix)      [reserved];

(xxx)       the Bankruptcy Court shall grant relief under any motion or other pleading filed by any Debtor that results in the occurrence of an Event of Default; provided that the Loan Parties hereby agree that the Administrative Agent shall be entitled to request an expedited hearing on any such motion and hereby consent to such expedited hearing (and the Administrative Agent is authorized to represent to the Bankruptcy Court that the Loan Parties have consented to such expedited hearing on the motion);

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document with respect thereto, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Parent and each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Parent or a Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Article VIII

The Agents

Section 8.01      Appointment. (a) Each Lender (in its capacity as a Lender) hereby irrevocably designates and appoints each Co-Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents (other than the Security Documents) and the Collateral Agent as the agent of such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent and the Collateral Agent, in such respective capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto, including for the avoidance of doubt the entering into of any parallel obligations provisions under any Loan Documents for purpose of holding security governed by the law of any jurisdiction outside the United States; provided, that the appointment of Seaport as a Co-Administrative Agent is solely with respect to its capacity in processing assignments of the Loans under this Agreement (and Seaport shall not be required to, or have any duty to or responsibility for, acting in any other capacities, without its prior written consent). In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to each of the Administrative Agent and the Collateral Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. The provisions of this Article (other than the final paragraph of Section 8.12 hereof) are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither the Borrowers nor any other Loan Party shall have any rights as a third-party beneficiary of any such provisions.

(b)            In furtherance of the foregoing, each Lender (in its capacity as a Lender) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

Section 8.02      Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any such agents, employees or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Parent or any Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Parent or such Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.

Section 8.03      Exculpatory Provisions. None of the Agents, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the respective Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability (unless such Agent receives an indemnification and is exculpated in a manner satisfactory to it from the applicable Lenders with respect to such action) or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws, provided, that such Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided and (c) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent in accordance with Section 8.05. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04      Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to Parent or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent in accordance with Section 9.04. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless (a) it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), in each case as it deems appropriate or (b) it shall first be indemnified to its satisfaction by the Lenders requesting such action against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.05      Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, the Parent or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent and the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent or the Collateral Agent, as applicable, shall have received such directions, the Administrative Agent or the Collateral Agent, as applicable, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06      Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender as to any matter, including whether such Agent have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Agents and their respective Related Parties that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their affiliates and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of their Related Parties.

Section 8.07      Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Parent or the Borrowers and without limiting the obligation of Parent or the Borrowers to do so), in the amount of its pro rata share (based on its outstanding Loans) (determined at the time such indemnity is sought or, if the respective Obligations have been repaid in full or otherwise satisfied in accordance with the terms of this Agreement, as determined immediately prior to such repayment in full or other satisfaction), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08      Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09      Successor Administrative or Collateral Agent. The Administrative Agent may resign as Administrative Agent under this Agreement and the other Loan Documents upon 30 days’ notice to the Lenders, the Collateral Agent and the Borrowers. The Collateral Agent may resign as Collateral Agent under this Agreement and the other Loan Documents upon 30 days’ notice to the Lenders, the Administrative Agent and the Borrowers. The Required Lenders may remove the Administrative Agent as Administrative Agent upon 30 days’ notice to the Lenders, the Administrative Agent, the Collateral Agent and the Borrowers. Upon any such resignation or removal, then the Required Lenders shall have the right, subject to the reasonable consent of the Lux Borrower (so long as no Event of Default under Section 7.01(b) or (c) shall have occurred and be continuing), to appoint a successor agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable (except for any indemnity payments or other amounts owed to the retiring or removed Agent), and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date that is 30 days following either (x) a retiring Administrative Agent’s or Collateral Agent’s notice of resignation or (y) the Required Lenders’ notice of removal of the Administrative Agent, such resignation or removal shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Notwithstanding the preceding sentence, if the Required Lenders notify the Lenders, the retiring or removed Administrative Agent and the Borrowers on or after the date that is 15 days after the date of the applicable notice of resignation or removal and prior to the date of appointment of a successor Administrative Agent that the Required Lenders are unable to agree on a successor Administrative Agent, then (i) the Lenders, (ii) the retiring or removed Administrative Agent, (iii) successor administrative agents selected by each of the Required Lenders, (iv) the Collateral Agent and (v) the Loan Parties shall each take all such actions (including (A) the entrance into amendments to, or replacements of, this Agreement and the other Loan Documents and (B) the entrance into new loan, guarantee and security documents) as may be reasonably necessary to cause the Loans and the obligations related thereto to be set forth in this Agreement and the other Loan Documents. After any retiring or removed Administrative Agent’s resignation or removal as Administrative Agent or any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it, its Subagents and their respective Related Parties while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents.

Section 8.10      [Reserved].

Section 8.11      Security Documents and Collateral Agent. The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

Section 8.12      Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any proceeding under any Debtor Relief Laws or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Parent or any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator, examiner, process advisor or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Parent, the Borrowers, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee set forth in any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under the other Loan Documents (other than the Security Documents) may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and thereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and thereof, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition as specified in Section 9.28.

Section 8.13      Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13.

Section 8.14      Swiss Collateral. In relation to the Swiss Security Documents:

(a)            The Collateral Agent shall hold:

(i)            any security created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Security Document by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-accessory (nicht akzessorische) security;

(ii)          the benefit of this Section 8.14; and

(iii)         any proceeds and other benefits of such security, as fiduciary (treuhänderisch) in its own name but for the account of all relevant Secured Parties which have the benefit of such security in accordance with this Agreement and the respective Swiss Security Document; and

(b)            Each present and future Secured Party hereby authorizes the Collateral Agent:

(i)           to (A) accept and execute in its name and for its account as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorische) security created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Security Document for the benefit of such Secured Party and (B) hold, administer and, if necessary, enforce any such security on behalf of each relevant Secured Party which has the benefit of such security;

(ii)          to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Swiss Security Document which creates or evidences or is expressed to create or evidence a pledge or any other Swiss law accessory (akzessorische) security;

(iii)         to effect as its direct representative (direkter Stellvertreter) any release of a security created or evidenced or expressed to be created or evidenced under a Swiss Security Document in accordance with this Agreement; and

(iv)         to exercise as its direct representative (direkter Stellvertreter) such other rights granted to the Collateral Agent hereunder or under the relevant Swiss Security Document.

Section 8.15      Erroneous Payments.

(a)            If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 30 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.15 and be held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)          such Lender or Secured Party shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.15(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.15(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a).

(d)            (1)  In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with the immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loan”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loan, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(i)           Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)             To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Section 8.16      Appointment of Collateral Agent as UK Security Trustee. For the purposes of any Lien created under, or Collateral secured under the UK Security Documents, the following additional provisions shall apply, in addition to the provisions set out in this Section 8 or otherwise hereunder. For the avoidance of doubt, any reference to the “Collateral Agent” in this Section 8.15 shall refer to the Collateral Agent in its capacity as security trustee, which shall hold the Collateral on trust for each of the Secured Parties:

(a)            In this Section 8.16, the following terms shall have the following meanings:

(i)           “Appointee” means any receiver, administrator or liquidator appointed in respect of any Loan Party or its assets.

(ii)          “Charged Property” means the assets of the Loan Parties subject to a Lien granted under the UK Security Documents.

(iii)         “Delegate” means any delegate, agent, attorney or co-trustee appointed by the Collateral Agent (in its capacity as security trustee).

(iv)        “Secured Parties” means the Lenders.

(v)         “UK Security Trustee” means the Collateral Agent.

(b)            Each Lender hereby appoints the Collateral Agent to hold the security interests constituted by the UK Security Documents on trust for the Secured Parties on the terms of the Loan Documents and the Collateral Agent accepts such appointment and declares that it holds the Collateral charged under the UK Security Documents on trust for the Secured Parties on the terms of the Loan Documents.

(c)            Each Lender authorizes the Collateral Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Collateral Agent as security trustee under or in connection with the Loan Documents together with any other incidental rights, powers, authorities and discretions.

(d)            The Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

(e)            The Collateral Agent shall have no duties or obligations to any other Person except those for which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(f)            The Collateral Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of a Delegate.

(g)            The Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with or to replace the Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Collateral Agent may determine and with such of the duties, rights, powers and discretions vested in the Collateral Agent by the UK Security Documents as may be conferred by the instrument of appointment of such person.

(h)            The Collateral Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in direct connection with its appointment. All such reasonable remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Collateral Agent.

(i)             Each Lender confirms its approval of the UK Security Documents and authorizes and instructs the Collateral Agent: (i) to execute and deliver the UK Security Documents; (ii) to exercise the rights, powers and discretions given to the Collateral Agent (in its capacity as security trustee) under or in connection with the UK Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorisations and confirmations to be given by the Collateral Agent (in its capacity as security trustee) on behalf of each Lender under the UK Security Documents.

(j)             The Collateral Agent may accept without inquiry the title (if any) which any person may have to the Collateral charged under the UK Security Documents.

(k)            Each Lender confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Security Document and accordingly authorizes (i) the Collateral Agent to hold such security interest in its sole name (or in the name of the Delegate) as trustee for the Lenders; and (ii) the relevant registry to register the Collateral Agent (or Delegate or Appointee) as sole proprietor of such security interest.

(l)             Except to the extent that a UK Security Document or the provisions of this Agreement otherwise require, any moneys which the Collateral Agent receives under or pursuant to the UK Security Document as part of any enforcement procedure may be: (i) invested in any investments which the Collateral Agent selects and which are authorized by applicable law; or (ii) placed on deposit at any bank or institution (including the Collateral Agent and any branch or affiliate of the Collateral Agent) on terms that the Collateral Agent may determine, in each case in the name or under the control of the Collateral Agent, and the Collateral Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of each Lender and shall pay them to each Lender on demand in accordance with the terms of this Agreement.

(m)           The Collateral Agent shall not be liable for: (a) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Security Document; (b) any loss resulting from the investment or deposit at any bank of enforcement moneys which it invests or deposits in a manner permitted by a UK Security Document and/or this Agreement; (c) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document, other than gross negligence or willful misconduct as determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction; or (d) any shortfall which arises on enforcing a UK Security Document.

(n)            The Collateral Agent shall not be obligated to: (a) obtain any authorisation or environmental permit in respect of any of the Collateral or a UK Security Document; (b) hold in its own possession a UK Security Document, title deed or other document relating to the Collateral or a UK Security Document; (c) perfect, protect, register, make any filing or give any notice in respect of a UK Security Document (or the order of ranking of a UK Security Document), unless that failure arises directly from its own gross negligence or willful misconduct; or (d) require any further assurance in relation to a UK Security Document.

(o)            In respect of any UK Security Document, the Collateral Agent shall not be obligated to: (i) insure, or require any other person to insure, the Collateral; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Collateral.

(p)            Every appointment of a successor Collateral Agent under a UK Security Document shall be by deed.

(q)            Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of the Collateral Agent in relation to the trusts constituted by this Agreement.

(r)             In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of his Agreement shale prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purpose of the Trustee Act 2000 (UK).

(s)            The Collateral Agent, in its capacity as security trustee, shall be entitled to the benefit of the indemnities and exculpatory provisions set forth in this Agreement that otherwise apply to the Collateral Agent.

Article IX

Miscellaneous

Section 9.01      Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to any Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii)          if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(c)            Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e)            Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Parent’s or a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Parent or such Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent or such Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Parent or such Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02      Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, the provisions of Sections 2.13, 2.14, 2.15 and 9.05 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.03      Binding Effect. This Agreement shall become effective when it shall have been executed by the Parent, the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Parent, the Borrowers, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04      Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i)  the Parent and the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent or a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)            (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent of:

(A)            the Lux Borrower (such consent not to be unreasonably withheld, delayed or conditioned), which consent, with respect to the assignment of a DIP Loan, will be deemed to have been given if the Lux Borrower has not responded within five (5) Business Days after the delivery of any request for such consent; provided, that no consent of the Lux Borrower shall be required (x) for an assignment of a DIP Loan to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or (y) if an Event of Default has occurred and is continuing, for an assignment to any person;

(B)            the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a DIP Loan to (x) a Lender, an Affiliate of a Lender or an Approved Fund; and

(ii)           Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans under the Term Facility, the amount of the applicable Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the applicable Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the applicable Borrower shall be required if an Event of Default has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), if any;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitments or Loans; provided further that notwithstanding anything herein to the contrary, any assignment by the Fronting Lender of Loans will be exclusive of, and will not contain any portion of, any unfunded Commitment held by the Fronting Lender at the time of the assignment of such Loans;

(C)            the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent, and which fee shall be waived in connection with any assignment by the Fronting Lender of DIP Loans);

(D)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)            the Assignee shall not be a Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to any person that, at the time of such assignment or transfer, is a natural person. Any assigning Lender (other than the Fronting Lender in connection with its assignment of Loans) shall, in connection with any potential assignment, provide to the Borrowers a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 7.01(b) or (c) has occurred and is continuing.

(iii)            Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.05 (subject to the limitations and requirements of those Sections, including, without limitation, the requirements of Sections 2.15(d) and 2.15(e))). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04 (except to the extent such participation is not permitted by such clause (c) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender (solely with respect to such Lender’s Loans and/or Commitment) and by the Specified Lender Advisor (on a confidential basis), at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.16(e) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c)            (2)  Any Lender may, without the consent of the Parent, any applicable Borrower or the Administrative Agent, sell participations in Loans and Commitments to one or more banks or other entities other than any person that, at the time of such participation, is the Parent or any of its Subsidiaries (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent, the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (c)(iii) of this Section 9.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the limitations and requirements of those Sections and Section 2.17, including, without limitation, the requirements of Sections 2.15(d) and 2.15(e) (it being understood that the documentation required under Section 2.15(d) and 2.15(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.16(d) as though it were a Lender.

(i)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lux Borrower’s prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the Lux Borrower in order for the Lux Borrower to determine whether to provide its consent.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)            The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of any Borrower or the Administrative Agent. Each of the Parent, each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)            [Reserved].

(h)            Each Lender agrees that its Commitments and, to the extent necessary, its Loans shall be assigned automatically pursuant to the DIP Allocation in accordance with the procedures established in accordance with the RSA and the DIP Term Sheet (as defined in the RSA); provided that (i) to the extent any Loans are assigned in accordance with the terms of this Section 9.04(h) pursuant to the DIP Allocation, each assignee of any such Loans shall pay to the Administrative Agent, for distribution to the assignor(s) of such Loans, an amount in cash equal to the principal amount of Loans so assigned to such assignee plus accrued and unpaid interest thereon and the Administrative Agent shall pay to each assignor of such Loans an amount in cash equal to the principal amount of Loans so assigned by such assignor plus accrued and unpaid interest thereon and (ii) notwithstanding anything to the contrary herein or otherwise, no portion of the Backstop Premium shall be assigned pursuant to the DIP Allocation.

(i)            In the case of any assignment, transfer or novation by a Lender to a new Lender, or any participation by such Lender in favor of a Participant, of all or any part of such Lender’s rights and obligations under this Agreement or any of the other Loan Documents, such Lender, the Lux Loan Parties and the new Lender or Participant (as applicable) hereby agree that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in accordance with the provisions of, this Agreement or any agreement referred to herein to which the Lux Borrower is a party (including any Security Document), any security created or guarantee given under or in connection with this Agreement or any other Loan Document shall be preserved and shall continue in full force and effect for the benefit of such new Lender or Participant (as applicable).

Section 9.05      Expenses; Indemnity. (i) The Parent and the Borrowers hereby jointly and severally agree to pay (i) all reasonable and documented out-of-pocket expenses (including, subject to Section 9.05(c), Other Taxes) incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates and the Lenders (in each case, subject to any applicable limitations set forth in the DIP Order) in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), the Chapter 11 Cases, including the reasonable fees, charges and disbursements of counsel for each of the Administrative Agent, the Collateral Agent, the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group and the Ad Hoc 2025 Noteholder Group, subject to the limitations set forth in the DIP Order and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents or any Lender in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document, in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and including the fees, charges and disbursements of (A) Gibson, Dunn & Crutcher LLP (or other primary counsel selected by the Required Lenders) for the Administrative Agent, the Collateral Agent and the Lenders, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for the Administrative Agent, the Collateral Agent and the Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Administrative Agent, the Collateral Agent or a Lender affected by such conflict informs the Lux Borrower of such conflict and thereafter retains its own counsel, of another firm of such for the Administrative Agent, the Collateral Agent or such Lender).

(a)            The Parent and the Borrowers agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent each Lender, each of their respective Affiliates, successors and assignors, and each of their respective Related Parties, (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Lux Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans, (iii) any violation of or liability under Environmental Laws by the Parent or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Parent or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Parent, a Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach in bad faith of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Parent, a Borrower or any of their Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, in their respective capacities as such). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Parent, any Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Term Facility or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the occurrence of the Termination Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(b)            Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.15, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.15 and, to the extent set forth therein, Section 2.13.

(c)            To the fullest extent permitted by applicable law, neither the Parent nor any Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)            The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations, the occurrence of the Termination Date and the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

Section 9.06      Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of Parent, the Borrowers or any Subsidiary against any of and all the obligations of Parent or any Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that any recovery by any Lender or any Affiliate pursuant to its setoff rights under this Section 9.06 is subject to the provisions of Section 2.16(d). The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.07      Applicable Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08      Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by a Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on a Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)            Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section  9.08(g), (y) in the case of this Agreement and any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Parent, each Borrower and the Required Lenders and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)           decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, or change the amount of interest or principal (other than, in respect of principal, pursuant to the Plan (as defined in the RSA)) payable in cash in respect of any Loan without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or Fees at the applicable default rate set forth in Section 2.11(c);

(ii)          increase or extend the Commitment of any Lender or decrease the fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or mandatory prepayments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii);

(iii)         extend any date on which payment of interest (other than interest payable at the applicable default rate of interest set forth in Section 2.11(c)) on any Loan or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv)        amend the provisions of Section 2.08(b) or Section 2.16(b), (c), (d) or any other provision hereof in a manner that would by its terms alter the pro rata sharing or the order of application of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v)         amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi)        except as provided in Section 9.18 (A) release all or substantially all of the Collateral or the Parent from its Guarantee or all or substantially all of the value of the Guarantees provided by the Loan Parties taken as a whole without the prior written consent of each Lender and (B) release Collateral or Guarantees, other than as provided in (A) of this clause (vi), without the prior written consent of Lenders having (1) DIP Loans outstanding and (2) unused Commitments that taken together represent at least two-thirds of the sum of (x) all DIP Loans outstanding and (y) all unused Commitments at such time;

(vii)       [reserved]; or

(viii)      (A) subordinate the Loan Obligations in right of payment to any other Indebtedness or other Loan Obligations or (B) subordinate the Liens securing the Loan Obligations in priority to the Liens securing any other Indebtedness, in each case without the consent of each Lender adversely affected thereby;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder without the prior written consent of the Administrative Agent or the Collateral Agent. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender; provided, further, that with respect to any amendment, restatement, supplement, exchange, modification or waiver, the opportunity to participate on the same terms in such amendment, restatement, supplement, exchange, modification or waiver (and the related transactions contemplated thereby) shall be offered on the same terms to each Lender (regardless of whether such Lender’s consent would otherwise be required to effect such amendment, restatement, supplement, exchange, modification or waiver), including any amendment to effectuate an increase in the facility or additional “debtor-in-possession” financing, and each Lender shall have right to participate in such amendment, restatement, supplement, exchange, modification or waiver on the same terms as each other Lender and shall have the right to receive the same pro rata economics in such transaction and related transaction (including any fee, payment or other consideration including consent or backstop fees) paid to any Lender in any capacity (the requirement in this sentence, the “Lender Participation Rights”).

(c)            Without the consent of any Lender, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d)            Notwithstanding the foregoing but subject to the Lender Participation Rights, this Agreement may be amended (or amended and restated), with the written consent of the Required Lenders, the Administrative Agent, the Parent and each Borrower to (i)  permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees and other obligations in respect thereof and (ii) include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders, and for purposes of the relevant provisions of Section 2.16(b) and (c) (but not for purposes of any determination of the Required Lenders in connection with any amendment, restatement, supplement, exchange, modification or waiver to permit such additional extension of credit).

(e)            Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Parent, each Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary  to cure any ambiguity, omission, error, defect or inconsistency; provided that, notice of any such modifications shall be provided to the Lenders by the Administrative Agent, and such modifications shall only become effective if Required Lenders have not objected to such changes (including through a Direction of the Required Lenders) within five Business Days.

(f)            [Reserved].

(g)            Notwithstanding the foregoing, modifications to the Loan Documents pursuant to Section 8.09 as in effect on the Closing Date may be made with the consent of each Borrower and the Required Lenders to the extent necessary.

(h)            Notwithstanding anything to the contrary set forth in this Section 9.08, this Agreement may be amended as provided in Section 2.12(b).

Section 9.09      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.10      Entire Agreement. This Agreement and the other Loan Documents and the Fee and Premium Letters constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee and Premium Letters shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Indemnitees) rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12      Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original or executed counterpart hereof. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.14      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15      Jurisdiction; Consent to Service of Process. (a) The Parent, each Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from jurisdiction, then the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

(d)            Each of the Parent and each Borrower hereby irrevocably and unconditionally appoints ST Shared Services LLC, a Delaware limited liability company, with an office on the date hereof at 675 McDonnell Blvd., Hazelwood, MO 63042, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of the Parent and such Borrower and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the Parent or the respective Borrower (as applicable) in care of the Process Agent at the address specified above for the Process Agent, and each of the Parent and each Borrower irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the Parent or any or all Borrowers or failure of the Parent or any or all Borrowers to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or the Parent or any Borrower, or of any judgment based thereon. The Parent and each Borrower each covenant and agree that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 9.16      Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Parent, each Borrower and any of their respective Subsidiaries or their respective businesses furnished to it by or on behalf of the Parent, each Borrower or any of their respective Subsidiaries (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently discovered or developed by such Lender or such Agent without utilizing any information received from the Parent, any Borrower or any Subsidiary or violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Parent, any Borrower or any other Subsidiary) and shall not reveal the same except: (A) to the extent necessary to comply with applicable laws or any legal process or the requirements of any Governmental Authority purporting to have jurisdiction over such person or its Related Parties, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates and their Related Parties including auditors, accountants, legal counsel and other advisors and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its loans and commitments under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty (or its Related Parties) in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), (G) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (H) with the prior written consent of the Parent, (I) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (J) to any other party to this Agreement, and (K) to any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Commitments or the Loans or any participations therein or to any direct or indirect contractual counterparties (or to advisors of such parties) (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16).

Section 9.17      Platform; Borrower Materials. The Parent and each Borrower hereby acknowledge that certain of the Lenders may have personnel who do not wish to receive material non-public information with respect to the Parent, the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such persons’ securities. The Parent and each Borrower hereby acknowledges that (a)  the Administrative Agent will make available to the Lenders and the Specified Lender Advisors (on a “professional eyes only” basis) materials and/or information provided by or on behalf of the Parent and any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, the Borrowers or their respective Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Parent and each Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Parent and each Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Parent, the Borrowers or their respective Subsidiaries or any of their respective securities for purposes of United States Federal and State securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT AND THEIR RESPECTIVE RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OR ANY OF THEIR RESPECTIVE RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

Section 9.18      Release of Liens and Guarantees. (a) The Lenders and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted under this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the applicable percentage of Lenders whose consent is required in accordance with Section 9.08, (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Subsidiary Guarantee Agreement (or, in the case of the Parent, this Agreement (unless the Parent is to become a Subsidiary Loan Party as provided in Section 10.08)) or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents or (vii) in the case of Permitted Receivables Facility Assets, upon the Disposition thereof by any Loan Party to the Receivables Entity of such Permitted Receivables Facility Assets pursuant to the Qualified Receivables Facility and (2) be released in the circumstances, and subject to the terms and conditions, provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b)            In addition, the Lenders and the other Secured Parties hereby irrevocably agree that the respective Subsidiary Loan Party shall be released from its respective Guarantee (i) upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Subsidiary or (y) in the case of any Subsidiary Loan Party which (1) was previously required to become a Subsidiary Loan Party pursuant to clause (b) of the definition thereof but would no longer be required to be such a Subsidiary Loan Party in accordance with the provisions of the definition of Subsidiary Loan Party or (2) became a Subsidiary Loan Party pursuant clause (d) of the definition of Subsidiary Loan Party and would not at such time be required to be a Subsidiary Loan Party pursuant to clauses (a) through (c) of the definition thereof, in each case following a written request by the Lux Borrower to the Administrative Agent requesting that such person no longer constitute a Subsidiary Loan Party and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect provided to it by any Loan Party upon its reasonable request without further inquiry); provided that any such release pursuant to preceding clause (y) shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) such Subsidiary owns no assets which were previously transferred to it by another Loan Party which constituted Collateral or proceeds of Collateral (or any such transfer of any such assets would be permitted hereunder immediately following such release), (C) at the time of such release (and after giving effect thereto), all outstanding Indebtedness of, and Investments previously made in, such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Section 6.01 and 6.04 (for this purpose, with the Lux Borrower being required to reclassify any such items made in reliance upon the respective Subsidiary being a Subsidiary Loan Party on another basis as would be permitted by such applicable Section), and any previous Dispositions thereto pursuant to such 6.05 shall be re-characterized and would then be permitted as if same were made to a Subsidiary that was not a Subsidiary Loan Party (and all items described above in this clause (C) shall thereafter be deemed recharacterized as provided above in this clause (C)) and (D) the transaction pursuant to which such Subsidiary Loan Party ceases a Wholly Owned Subsidiary arises from legitimate business transactions with third parties or (ii) if the release of such Subsidiary Loan Party is approved, authorized or ratified by the applicable percentage of Lenders whose consent is required in accordance with Section 9.08.

(c)            The Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Loan Party or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Subsidiary Loan Party shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Lux Borrower and at the Lux Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Lux Borrower containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Parent or any Subsidiary in respect of) all interests retained by the Parent or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 9.18 shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d)            Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Lux Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Lux Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, examiner, process advisor or trustee or similar officer for, a Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrowers agree, jointly and severally, to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

Section 9.19      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in the currency denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Agreement Currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Agreement Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in the Judgment Currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the Agreement Currency, the Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, or such other person to whom such obligation was owing, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Agreement Currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.16, such Lender or the Administrative Agent, as the case may be, agrees to return the amount of any excess to the respective Loan Party.

Section 9.20      USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.21      Agency of the Borrower for the Loan Parties. Each of the other Loan Parties hereby appoints the Lux Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 9.22      Joint Borrowers. (a) Notwithstanding anything else in this Agreement or any other Loan Documents to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Administrative Agent and Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Loan Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Loan Obligations, it being the intention of the parties hereto that all of the Loan Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. The Borrowers shall be liable for all amounts due to Administrative Agent and the Lenders under this Agreement, regardless of which Borrower actually receives the relevant Loans or other extensions of credit hereunder or the amount of such Loans or other extensions of credit received or the manner in which the Administrative Agent or any relevant Lender accounts for such Loans or other extensions of credit on its books and records. The Loan Obligations of the Borrowers with respect to Loans and other extensions of credit made to one of them, and the Loan Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder with respect to Loans and other extensions of credit made to any other Borrower hereunder, shall be separate and distinct obligations, but all such other Loan Obligations shall be primary obligations of each Borrower.

(b)            If and to the extent that any Borrower shall fail to make any payment with respect to any of the Loan Obligations as and when due or to perform any of the Loan Obligations in accordance with the terms thereof, then in each such event, each other Borrower will make such payment with respect to, or perform, such Loan Obligation.

(c)            The obligations of each Borrower under this Section 9.22 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders or other Secured Parties.

(d)            The provisions of this Section 9.22 are made for the benefit of the Lenders and the other Secured Parties and their respective successors and assigns, and subject to Article VII hereof, may be enforced by them from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of Administrative Agent or any Lender or other Secured Party first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the Loan Obligations hereunder or to elect any other remedy. The provisions of this Section 9.22 shall remain in effect until the Termination Date. If at any time, any payment, or any part thereof, made in respect of any of the Loan Obligations is rescinded or must otherwise be restored or returned by Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 9.22 will forthwith be reinstated and in effect as though such payment had not been made.

(e)            Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, federal or foreign law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state, provincial or foreign and including, without limitation, the Bankruptcy Code).

Section 9.23      Parallel Debt. For the purpose of taking and ensuring the continuing validity of each Lien on the Collateral granted under any Security Documents governed by the laws of (or to the extent affecting assets situated in) Switzerland or any other jurisdiction in which an effective Lien cannot be granted in favor of the Collateral Agent as trustee or agent for the Secured Parties, notwithstanding any contrary provision in any Loan Document:

(a)            each Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent as an independent and separate creditor an amount (the “Parallel Obligations”) equal to: (i) all present and future, actual or contingent amounts owing by such Loan Party to a Secured Party under or in connection with the Loan Documents as and when the same fall due for payment under or in connection with the Loan Documents (including, for the avoidance of doubt, any change, extension or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date of this Agreement) and (ii) any amount which such Loan Party owes to a Secured Party as a result of a party rescinding a Loan Document or as a result of invalidity, illegality, or unenforceability of a Loan Document (the “Original Obligations”);

(b)            the Collateral Agent shall have its own independent right to claim performance of the Parallel Obligations (including, without limitation, any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceedings) and the Parallel Obligations shall not constitute the Collateral Agent and any Secured Party as joint creditors;

(c)            the Parallel Obligations shall not limit or affect the existence of the Original Obligations for which the Secured Parties shall have an independent right to demand payment;

(d)            notwithstanding clauses (b) and (c) above:

(i)           the Parallel Obligations shall be decreased to the extent the Collateral Agent receives (and retains) and applies any payment against the discharge of its Parallel Obligations to the Collateral Agent and the Original Obligations shall be decreased to the same extent;

(ii)          payment by a Loan Party of its Original Obligations to the relevant Secured Party shall to the same extent decrease and be a good discharge of the Parallel Obligations owing by it to the Collateral Agent; and

(iii)         if any Original Obligation is subject to any limitations under the Loan Documents, then the same limitations shall apply mutatis mutandis to the relevant Parallel Obligation corresponding to that Original Obligation;

(e)            the Parallel Obligations are owed to the Collateral Agent in its own name on behalf of itself and not as agent or representative of any other person nor as trustee and all property subject to a Lien on Collateral shall secure the Parallel Obligations so owing to the Collateral Agent in its capacity of creditor of the Parallel Obligations;

(f)             each Loan Party irrevocably and unconditionally waives any right it may have to require a Secured Party to join any proceedings as co-claimant with the Collateral Agent in respect of any claim by the Collateral Agent against a Loan Party under this Section 9.24;

(g)            each Loan Party agrees that:

(i)            any defect affecting a claim of the Collateral Agent against any Loan Party under this Section 9.23 will not affect any claim of a Secured Party against such Loan Party under or in connection with the Loan Documents; and

(ii)            any defect affecting a claim of a Secured Party against any Loan Party under or in connection with the Loan Documents will not affect any claim of the Collateral Agent under this Section 9.23; and

(h)            if the Collateral Agent returns to any Loan Party, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Secured Party, that Secured Party must repay an amount equal to that recovery to the Collateral Agent.

Section 9.24      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.25      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)            As used in this Section 9.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

Section 9.26      Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.27      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, or any Lender has advised or is advising the Parent or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Parent and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (iii) the Parent and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Parent and the Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents and the Lenders each are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent or any of its Affiliates, or any other Person; (ii) none of the Agents and the Lenders has any obligation to the Parent or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Parent and its Affiliates, and none of the Agents and the Lenders has any obligation to disclose any of such interests to the Parent or its Affiliates. To the fullest extent permitted by law, the Parent and the Borrowers hereby waive and release any claims that it may have against any Agent and any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.28      Lender Consent to Credit Bid. Each Lender hereby irrevocably (x) authorizes and directs the Collateral Agent to, in a manner determined by the Required Lenders and subject to the Collateral Agent’s rights and protections (including requesting direction and indemnity), credit bid all or any portion of the Obligations in connection with any “credit bid” and (y) in connection with any credit bid, consents to the assignment and delegation to a Qualified Purchaser of such rights and obligations under this Agreement and the other Loan Documents, in each case as the Required Lenders determine in order to consummate such credit bid (and each such Lender shall execute and deliver such documents as the Collateral Agent reasonably requests to evidence such assignment and delegation). As used herein, “Qualified Purchaser” shall mean a Person (i) designated by the Required Lenders as a “Qualified Purchaser” in connection with any such credit bid, (ii) whose stock is owned by the Lenders (on a pro rata basis based upon the obligations owing to such Lenders and utilized to consummate such credit bid) and (iii) whose actions are controlled by the Required Lenders.

Article X

Parent Guaranty

Section 10.01      Parent Guaranty. The Parent hereby guarantees to each Secured Party as hereinafter provided, as primary obligor and not as surety, the payment of the Obligations in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Parent hereby further agrees that if any of the Obligations are not paid in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), unless such Obligations are otherwise satisfied in accordance with the terms of this Agreement, the Parent will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full in cash when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Section 10.02      Obligations Unconditional. (a)  The obligations of the Parent under Section 10.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full in cash of the Obligations or other satisfaction in accordance with the terms of this Agreement, other than contingent indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made), it being the intent of this Section 10.02 that the obligations of the Parent hereunder shall be absolute and unconditional under any and all circumstances. The Parent agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against a Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full in cash or otherwise satisfied in accordance with the terms of this Agreement and the Commitments have expired or terminated.

(b)            Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Parent hereunder, which shall remain absolute and unconditional as described above:

(i)             at any time or from time to time, without notice to the Parent, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)            any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(iii)           the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv)           any Lien granted to, or in favor of, the Administrative Agent, the Collateral Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected;

(v)            any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Parent) or shall be subordinated to the claims of any person (including, without limitation, any creditor of the Parent); or

(vi)           the lack of enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Parent, any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Parent, any Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations.

(c)            With respect to its obligations hereunder, the Parent hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any person under any of the Loan Documents or other documents relating to the Obligations, or against any other person under any other guarantee of, or security for, any of the Obligations.

Section 10.03      Reinstatement. The obligations of the Parent under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings under any Debtor Relief Law, and the Parent agrees that it will indemnify the Administrative Agent, the Collateral Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent, the Collateral Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any proceedings under any Debtor Relief Law.

Section 10.04      Certain Additional Waivers. The Parent further agrees that it shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02 and through the exercise of rights of contribution pursuant to Section 10.06.

Section 10.05      Remedies. The Parent agrees that, to the fullest extent permitted by law, as between the Parent, on the one hand, and the Administrative Agent, the Collateral Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other person) shall forthwith become due and payable by the Parent for purposes of Section 10.01. The Parent acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Security Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.06      Rights of Contribution. The Parent agrees that, in connection with payments made hereunder, the Parent and each other Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full in cash or otherwise satisfied in accordance with the terms of this Agreement and the Commitments have terminated.

Section 10.07      Guarantee of Payment; Continuing Guarantee. The guarantee given by the Parent in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 10.08      New Parent. If, at any time, (a) the Parent becomes a Wholly Owned Subsidiary of an entity (x) that is an entity organized in a Qualified Jurisdiction and (y) at least a majority of the Equity Interests of which are owned by persons who were, immediately prior to its acquisition of the Parent, shareholders of the Parent, and (b) no Default or Event of Default has occurred and is continuing (or would exist upon such New Parent becoming the Parent), then the Lux Borrower may, by notice to the Administrative Agent, designate such person (the “New Parent”) as the Parent.  Following any such designation, and effective upon (i) the execution by such person of a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent by which it agrees to be bound by the terms hereof and assume all obligations of the Parent hereunder and (ii) satisfaction of the Collateral and Guarantee Requirement with respect to such person (which shall be deemed to require that the New Parent become a party to this Agreement as the “Parent” by executing a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and to execute and deliver all Security Documents as the New Parent would have been required to execute on the Closing Date had it been the Parent hereunder at such time, with such modifications to such documentation as may be reasonably required by the Administrative Agent giving effect to the jurisdiction of organization of the New Parent and the assets owned by it) and (iii) satisfaction of the Collateral and Guarantee Requirement with respect to the person which was previously the Parent hereunder (which shall include the requirement that the prior Parent become party to the Subsidiary Guarantee Agreement and thereafter constitute a Subsidiary Loan Party, and execute and deliver such other Security Documents, or modifications thereto, as may be reasonably required by the Administrative Agent), such person shall become the Parent and shall assume all rights and obligations of the Parent hereunder; provided that (x) nothing in this Section 10.08 shall discharge or release the previous Parent from its obligations hereunder until such time as the previous Parent shall become a party to the Subsidiary Guarantee Agreement as a Subsidiary Loan Party and (y) from and after the date upon which the New Parent satisfies the above requirements and becomes the “Parent,” the previous Parent shall be deemed to be a Subsidiary Loan Party for purposes hereof. Any New Parent and any previous Parent shall take all actions reasonably requested by the Administrative Agent to effectuate the foregoing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

MALLINCKRODT PLC

By:	/s/ Bryan M. Reasons
Name: Bryan M. Reasons
Title: Executive Vice President and Chief Financial Officer

MALLINCKRODT INTERNATIONAL FINANCE S.A.

By:	/s/ Bryan M. Reasons
Name: Bryan M. Reasons
Title: Director

MALLINCKRODT CB LLC

By:	/s/ Bryan M. Reasons
Name: Bryan M. Reasons
Title: President

Acquiom Agency services llc

as Co-Administrative Agent

By:	/s/ Beth Cesari
Name: Beth Cesari
Title: Senior Director

By:	/s/ Beth Cesari
Name: Beth Cesari
Title: Senior Director

seaport loan producTs llc

as Co-Administrative Agent

By:	/s/ Jonathan Silverman
Name: Jonathan Silverman
Title: General Counsel

By:	/s/ Jonathan Silverman
Name: Jonathan Silverman
Title: General Counsel

Acquiom Agency services llc,

as Collateral Agent

By:	/s/ Beth Cesari
Name: Beth Cesari
Title: Senior Director

By:	/s/ Beth Cesari
Name: Beth Cesari
Title: Senior Director

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Schedule 1.01(A)

AGREED GUARANTEE AND SECURITY PRINCIPLES

Unless otherwise defined herein, capitalized terms used herein are defined in this Agreement to which this Schedule 1.01(A) is attached and in the other Exhibits to this Agreement.

(A)	Considerations

1.	In determining what liens will be granted (and any limitations on the amount or scope of Guarantees) by Borrowers or Guarantors organized outside of the United States (the “Non-U.S. Loan Parties”) to secure the Obligations (the holders thereof, the “Secured Parties”) the following matters will be taken into account. Liens shall not be created or perfected, the Obligations may be limited pursuant to the terms of the relevant Security Documents and Guarantees may be limited in amount or scope, to the extent that it would (if created, perfected or not so limited):

(a)	result in any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalisation laws, capital maintenance rules, general statutory limitations, retention of title claims or the laws or regulations (or analogous restrictions) of any applicable jurisdiction or any similar principles which may limit the ability of any Non-U.S. Loan Party to provide a guarantee or security or may require that the guarantee or security be limited by an amount or scope or otherwise;

(b)	result in any (x) material risk to the officers of the relevant grantor of liens or Guarantor of contravention of their fiduciary duties or any legal prohibition and/or (y) risk to the officers of the relevant grantor of liens or Guarantor of civil or criminal liability;

(c)	result in costs that the Lux Borrower and the Collateral Agent reasonably determine are excessive in relation to the benefit obtained by the beneficiaries of the liens or Guarantees by reference to the costs of creating or perfecting the lien or Guarantees, on the one hand, versus the value of the assets being secured or Guarantee granted, on the other hand;

(d)	impose an undue administration burden on, or material inconvenience to the ordinary course of operations of, the provider of the lien or Guarantee, in each case which the Lux Borrower and the Collateral Agent reasonably determine is excessive in relation to the benefit obtained by the beneficiary of the lien or Guarantee; and

(e)	create liens over any assets subject to third party arrangements which are permitted by this Agreement to the extent (and for so long as) such arrangements prevent those assets from being charged.

2.	These Agreed Guarantee and Security Principles embody recognition by all parties that there may be certain legal, regulatory and practical difficulties (including those in paragraph 1 above) in obtaining security and/or Guarantees without limitation as to amount or scope from all Non-U.S. Loan Parties in every jurisdiction in which Non-U.S. Loan Parties are located, in particular:

(a)	perfection of liens, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in this Agreement or the Security Documents or (if earlier or to the extent no such time periods are specified in this Agreement) within the time periods specified by applicable law in order to ensure due perfection. Perfection of security will not be required if it would have a material adverse effect on the ability of the relevant Non-U.S. Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by this Agreement;

(b)	the maximum granted or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the granted or secured amount is reasonably determined by the Lux Borrower and the Collateral Agent to be excessive in relation to the level of such fees, taxes and duties; or

(c)	where a class of assets to be secured includes material and immaterial assets, if the costs of granting security over the immaterial assets is reasonably determined by the Lux Borrower and the Collateral Agent to be excessive in relation to the benefit of such security, security will be granted over the material assets only.

For the avoidance of doubt, in these Agreed Guarantee and Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any liens, stamp duties, the cost of maintaining capital for regulatory purposes, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of liens or any of its direct or indirect owners, subsidiaries or affiliates.

(B)	Obligations to be Guaranteed and Secured

1.	Subject to paragraph (A) above, the obligations to be guaranteed and secured are the Obligations. The liens and Guarantees are to be granted in favor of the Collateral Agent on behalf of each Secured Party (or equivalent local procedure and unless otherwise necessary in any jurisdictions).

2.	Where appropriate, defined terms in the Security Documents should mirror those in this Agreement.

3.	The parties to this Agreement agree to negotiate the form of each Security Document in good faith in a manner consistent with these Agreed Guarantee and Security Principles. The form of Guarantee with respect to any Non-U.S. Loan Party shall be subject to any limitations as set out in the joinder, supplement or other Guarantee applicable to such Non-U.S. Loan Party as may be required in order to comply with local laws in accordance with these Agreed Guarantee and Security Principles.

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4.	The liens granted by any Non-U.S. Loan Party in favor of the Collateral Agent on behalf of each Secured Party shall, to the extent possible under local law, be enforceable only after the occurrence of an Event of Default that is continuing.

(C)	Covenants/Representations and Warranties

Any representations, warranties or covenant which are required to be included in any Security Document shall reflect (to the extent to which the subject matter of such representation, warranty and covenant is the same as the corresponding representation, warranty and undertaking in this Agreement) the commercial deal set out in this Agreement (save to the extent that the Collateral Agent’s local counsel advise it necessary to include any further provisions (or deviate from those contained in this Agreement) in order to protect or preserve the liens granted to the Collateral Agent on behalf of each Secured Party). Accordingly, the Security Documents shall not include, repeat or extend clauses set out in this Agreement including the representations or undertakings in respect of insurance, maintenance of assets, information, indemnities or the payment of costs, in each case, unless applicable local counsel advise it necessary in order to ensure the validity of any Security Document or the perfection of any lien granted thereunder.

(D)	Liens over Equity Interests

1.	Subject to (A) and (B) above, equitable share charges (or the equivalent in local jurisdictions) will be made over equity interests in Non-U.S. Loan Parties to the extent required by this Agreement or any Security Document.

2.	Subject to (A) and (B) above, equitable share charges (or the equivalent in local jurisdictions) over equity interests in Non-U.S. Loan Parties will be granted pursuant to which the Collateral Agent on behalf of each Secured Party will be entitled, subject to local laws, to transfer the equity interests and satisfy themselves out of the proceeds of such sale upon enforcement of the lien.

3.	Subject to (A) and (B) above, to the extent permitted under local law, share pledges should contain provisions to ensure that, unless an Event of Default has occurred and is continuing, the grantor of the lien is entitled to receive dividends and exercise voting rights in any shareholders’ meeting of the relevant company (except if exercise would adversely affect the validity or enforceability of the lien or cause an Event of Default to occur) and if an Event of Default has occurred and is continuing the voting and dividend receipt rights may only be exercised by the Collateral Agent on behalf of each Secured Party, it being understood that if such Event of Default is subsequently remedied or waived, the right to receive dividends and the voting rights in any shareholders’ meeting of the relevant company shall return to the grantor of the lien.

4.	Liens over equity interests will, where possible, automatically charge further equity interests issued or otherwise contemplate a procedure for the extension (at the cost of the relevant Borrower or Guarantor) of liens over newly-issued shares.

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5.	Liens will not be created over minority shareholdings or equity interests in joint ventures where the consent of a third party is required before the relevant Borrower or Guarantor can create a lien over the same unless such consent has been obtained; provided, that, to the extent that any such Person has ceased to be a Wholly Owned Subsidiary, the Equity Interests of such Person shall not be excluded under this clause (5) if such Person was, at the Closing Date or any time following the Closing Date, a Wholly Owned Subsidiary and subsequently ceased to be a Wholly Owned Subsidiary as a result of (A) a transfer or issuance of any of its Equity Interests to any Affiliate or Related Party of any Borrower, (B) any transaction that was not a legitimate business transaction with third parties and was not undertaken for applicable legal or tax efficiency considerations (in each case under this clause (B), as determined in good faith by the Lux Borrower), or (C) any transaction with a primary purpose (as determined in good faith by the Lux Borrower) to evade the requirement of such Equity Interests constituting Collateral under the Credit Agreement.

(E)	Liens over Receivables of Non-U.S. Loan Parties

1.	Except where an Event of Default has occurred and is continuing, the proceeds of receivables shall not be paid into a nominated account.

2.	Each relevant Non-U.S. Loan Party shall not be required to notify third party debtors to any contracts that have been assigned and/or charged under a Security Document unless (i) so required by the Collateral Agent if an Event of Default has occurred and is continuing or (ii) otherwise customary under the relevant local practice and is not (in the Lux Borrower’s good faith determination (with any such determination set forth in an officer’s certificate of the Lux Borrower being definitive)) materially prejudicial to the business relationship of such Non-U.S. Loan Party. The Collateral Agent shall however be entitled to give such notice if an Event of Default has occurred and is continuing.

3.	No lien will be granted under local law over any receivables to the extent (and for so long as) such receivable cannot be secured under the terms of the relevant contract.

(F)	Insurance

1.	Subject to (A) and (B) above, proceeds of material insurance policies owned by each relevant Non-U.S. Loan Party (excluding third party liability insurance policies) are to be assigned by way of security or pledged to the Collateral Agent on behalf of each Secured Party. Proceeds of insurance shall be collected and retained by the relevant Non-U.S. Loan Party (without the further consent of the Secured Parties) (i) unless such insurance proceeds must be applied to mandatory prepayment in accordance with this Agreement, subject to any reinvestment rights therein or (ii) unless an Event of Default has occurred and is continuing.

2.	If required by local law to create or perfect the security, notice of the security will be served on the insurance provider within 10 business days of the security being granted and the Non-U.S. Loan Party shall use its reasonable endeavours to obtain an acknowledgement of that notice within 30 business days of service. If a Non-U.S. Loan Party has used its reasonable endeavours but has not been able to obtain acknowledgement of its obligations to obtain acknowledgement shall cease on the expiry of that 30 business days period. In relation to any Swiss law governed Security Documents, the Collateral Agent shall have the right to notify the insurance provider of the security granted at any time.

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(G)	Material Contracts and Claims

1.	Each relevant Non-U.S. Loan Party shall not be required to notify the counterparties to any contracts that have been charged/assigned under a Security Document that such contract has been so charged/assigned unless required by the Collateral Agent if an Event of Default has occurred and is continuing. Liens should not be created over contracts, leases or licenses which prohibit assignment or the creation of such liens or which require the consent of third parties for the creation of such liens or such assignment.

2.	Proceeds of material contracts and claims shall be collected and retained by the relevant Non-U.S. Loan Party (without the further consent of the Secured Parties) (i) unless such proceeds must be applied to mandatory prepayment in accordance with this Agreement, subject to any reinvestment rights therein, or (ii) unless an Event of Default has occurred and is continuing.

(H)	Liens Over Material Intellectual Property

1.	Subject to (A) and (B) above, liens over all registrable Material Intellectual Property (other than any applications for trademarks or service marks filed in the United States Patent and Trademark Office (“PTO”), or any successor office thereto pursuant to 15 U.S.C. §1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1051 Section 1(c) or Section 1(d)) owned by each relevant Non-U.S. Loan Party are to be given, and registration is to be made in all relevant local registries in which the grantor of the liens is resident or is otherwise required under local law unless the granting of such liens would contravene any legal or contractual prohibition. Where any relevant Non-U.S. Loan Party has the right to the use of any Material Intellectual Property through contractual arrangements to which it is a party, a lien over such contract and/or any rights arising thereunder shall be given in favor of the Collateral Agent on behalf of each Secured Party, except to the extent (and for so long as) the giving over of such liens would contravene any legal or contractual prohibition. Notwithstanding anything to the contrary herein, liens should not be created over intellectual property or any contractual relationships described above (or any rights arising thereunder) where such lien or assignment is prohibited or the consent of third parties would be required for the creation of such lien or such assignment.

2.	If a Non-U.S. Loan Party grants a lien over any of its intellectual property, it will be free to deal with those assets in the course of its business (including without limitation, allowing any intellectual property to lapse or become abandoned if, in the reasonable judgment of the Parent, it is no longer economically practicable to maintain or useful in the conduct of the business of the Parent and its Subsidiaries, taken as a whole) until an Event of Default has occurred and is continuing.

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3.	“Material Intellectual Property” is to be defined as intellectual property owned by the Non-U.S. Loan Parties which is material to the carrying out of the business of Parent or any of its Subsidiaries, taken as a whole.

(I)	Liens Over Bank Accounts

1.	No Non-U.S. Loan Party shall be required to perfect a lien over a bank account (except as, and solely to the extent, expressly required by Section 5.13 of this Agreement).

(J)	Other Material Assets

Liens shall be given over any other material assets of any relevant Non-U.S. Loan Party from time to time, according to the principles set out herein. Such Non-U.S. Loan Party shall be free to deal with those assets in the course of its business until an Event of Default has occurred and is continuing.

(K)	Perfection of Liens

1.	Where customary, a Security Document may contain a power of attorney allowing the Collateral Agent to perform on behalf of the grantor of the lien, its obligations under such Security Document only if an Event of Default has occurred and is continuing.

2.	Subject to (A) and (B) above, where obligatory or customary under the relevant local law all registrations and filings necessary in relation to the Security Documents and/or the liens evidenced or created thereby are to be undertaken within applicable time limits, by the appropriate local counsel (based on local law and custom), unless otherwise agreed.

3.	Subject to (A) and (B) above, where obligatory or customary, documents of title relating to the assets charged will be required to be delivered to the Collateral Agent.

4.	Except as explicitly provided herein, notice, acknowledgement or consent to be obtained from a third party will only be required where the efficacy of the lien requires it or where it is practicable and reasonable having regard to the costs involved, the commercial impact on the Non-U.S. Loan Party in question and the likelihood of obtaining the acknowledgement and, when possible without prejudicing the validity of the lien concerned, such perfecting procedures shall be delayed until an Event of Default has occurred and is continuing.

(L)	Liens

Notwithstanding anything to the contrary contained in this Agreement, no provision contained herein shall prejudice the right of the Non-U.S. Loan Parties to benefit from the permitted exceptions set out in this Agreement regarding the granting of liens over assets.

(M)	Proceeds

The Security Documents will state that the proceeds of enforcement of such Security Documents will be applied as specified in this Agreement.

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(N)	Regulatory consent

The enforcement of security over shares and the exercise by the Collateral Agent of voting rights in respect of such shares may be subject to regulatory consent. Accordingly, enforcement of any security over any shares subject to such a restriction, and the exercise by the Collateral Agent of the voting rights in respect of any such shares, will be expressed to be conditional upon obtaining any consents required by law or regulation.

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